                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           NUANCE COMMUNICATIONS, INC.

                        VICKSBURG ACQUISITION CORPORATION

                         VOICE SIGNAL TECHNOLOGIES, INC.

                 U.S. BANK NATIONAL ASSOCIATION, AS ESCROW AGENT

                                       AND

           STATA VENTURE PARTNERS, LLC, AS STOCKHOLDER REPRESENTATIVE

                            DATED AS OF MAY 14, 2007

                                TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       ----
ARTICLE I THE MERGER.................................................................................................    2
         1.1      The Merger.........................................................................................    2
         1.2      Effective Time.....................................................................................    2
         1.3      Effects of the Merger..............................................................................    2
         1.4      Organizational Documents...........................................................................    2
         1.5      Directors/Officers.................................................................................    3
         1.6      Definitions........................................................................................    3
         1.7      Effect of the Merger on the Capital Stock of the Constituent Corporations..........................    6
         1.8      Dissenting Shares..................................................................................   11
         1.9      Surrender of Certificates..........................................................................   12
         1.10     No Further Ownership Rights in Company Capital Stock...............................................   15
         1.11     Lost, Stolen or Destroyed Certificates.............................................................   15
         1.12     Taking of Necessary Action; Further Action.........................................................   15

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................................   15
         2.1      Organization of the Company........................................................................   16
         2.2      Company Capital Structure..........................................................................   16
         2.3      Subsidiaries.......................................................................................   17
         2.4      Authority..........................................................................................   18
         2.5      No Conflict........................................................................................   18
         2.6      Consents...........................................................................................   18
         2.7      Company Financial Statements.......................................................................   18
         2.8      No Undisclosed Liabilities.........................................................................   19
         2.9      Internal Controls..................................................................................   19
         2.10     No Changes.........................................................................................   20
         2.11     Tax Matters........................................................................................   22
         2.12     Restrictions on Business Activities................................................................   24
         2.13     Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.....................   24
         2.14     Intellectual Property..............................................................................   25
         2.15     Agreements, Contracts and Commitments..............................................................   30
         2.16     Interested Party Transactions......................................................................   32
         2.17     Governmental Authorization.........................................................................   32
         2.18     Litigation.........................................................................................   32
         2.19     Minute Books.......................................................................................   33
         2.20     Environmental Matters..............................................................................   33
         2.21     Brokers' and Finders' Fees; Third Party Expenses...................................................   33
         2.22     Employee Benefit Plans and Compensation............................................................   33
         2.23     Insurance..........................................................................................   38
         2.24     Compliance with Laws...............................................................................   38

                                TABLE OF CONTENTS
                                   (CONTINUED)

         2.25     Bank Accounts, Letters of Credit and Powers of Attorney............................................   38
         2.26     Information Supplied...............................................................................   38
         2.27     Disclaimer of Certain Representations and Warranties...............................................   39

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.........................................................   39
         3.1      Organization, Standing and Power...................................................................   39
         3.2      Authority..........................................................................................   39
         3.3      Parent Capital Structure...........................................................................   40
         3.4      No Conflict........................................................................................   41
         3.5      Consents...........................................................................................   41
         3.6      Capital Resources; Solvency........................................................................   41
         3.7      Parent Common Stock................................................................................   41
         3.8      SEC Documents......................................................................................   42
         3.9      Parent Financial Statements........................................................................   42
         3.10     No Undisclosed Liabilities.........................................................................   42
         3.11     Absence of Certain Changes or Events...............................................................   43
         3.12     Interim Operations of Sub..........................................................................   43
         3.13     Information Supplied...............................................................................   43
         3.14     Litigation.........................................................................................   43

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.......................................................................   44
         4.1      Conduct of Business of the Company.................................................................   44
         4.2      No Solicitation....................................................................................   48
         4.3      Procedures for Requesting Parent Consent...........................................................   49

ARTICLE V ADDITIONAL AGREEMENTS......................................................................................   49
         5.1      Registration Statement, Information Statement; Stockholder Approval................................   49
         5.2      Access to Information..............................................................................   51
         5.3      Confidentiality....................................................................................   51
         5.4      Expenses...........................................................................................   51
         5.5      Public Disclosure..................................................................................   52
         5.6      Consents...........................................................................................   52
         5.7      FIRPTA Compliance..................................................................................   52
         5.8      Reasonable Efforts; Regulatory Filings.............................................................   52
         5.9      Parent Notification of Certain Matters.............................................................   53
         5.10     Additional Documents and Further Assurances........................................................   53
         5.11     New Employment Arrangements........................................................................   53
         5.12     Termination of 401(k) Plan.........................................................................   53
         5.13     Financials.........................................................................................   54
         5.14     Indemnification and Insurance......................................................................   54
         5.15     Disclosure Supplements.............................................................................   55

                                TABLE OF CONTENTS
                                   (CONTINUED)

         5.16     Non-Disparagement..................................................................................   56
         5.17     Stockholder Arrangements...........................................................................   56

ARTICLE VI CONDITIONS TO THE MERGER..................................................................................   57
         6.1      Conditions to Obligations of Each Party to Effect the Merger.......................................   57
         6.2      Conditions to the Obligations of Parent and Sub....................................................   58
         6.3      Conditions to Obligations of the Company...........................................................   59

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES...............................................................   59
         7.1      Survival of Representations, Warranties and Covenants..............................................   59
         7.2      Stockholder Obligations for Indemnification........................................................   60
         7.3      Parent Obligations for Indemnification.............................................................   60
         7.4      Escrow Arrangements................................................................................   60
         7.5      Indemnification Claims.............................................................................   62
         7.6      Stockholder Representative.........................................................................   69
         7.7      Limitations on Liability...........................................................................   70
         7.8      Adjustments to Merger Consideration................................................................   71
         7.9      No Indemnification without Closing.................................................................   71

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.......................................................................   71
         8.1      Termination........................................................................................   71
         8.2      Effect of Termination..............................................................................   72
         8.3      Reimbursement of Company Expenses..................................................................   72
         8.4      Amendment..........................................................................................   72
         8.5      Extension; Waiver..................................................................................   72

ARTICLE IX GENERAL PROVISIONS........................................................................................   73
         9.1      Notices............................................................................................   73
         9.2      Interpretation.....................................................................................   75
         9.3      Counterparts.......................................................................................   75
         9.4      Entire Agreement; Assignment.......................................................................   75
         9.5      Outside Information................................................................................   75
         9.6      Severability.......................................................................................   75
         9.7      Other Remedies; Specific Performance...............................................................   76
         9.8      Governing Law......................................................................................   76
         9.9      Rules of Construction..............................................................................   76
         9.10     Role of Bingham McCutchen LLP......................................................................   76

                                INDEX OF EXHIBITS

EXHIBIT           DESCRIPTION
-------           -----------
Exhibit A         Form of Voting Agreement

Exhibit B         Form of Certificate of Merger

Exhibit C         Form of Proprietary Information Agreement

Exhibit D         List of Persons whose knowledge constitutes "Knowledge"

Exhibit E         Merger Consideration Distribution

Exhibit F         Form of Release Agreement

SCHEDULES

      THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into as of May 14, 2007 by and among Nuance Communications, Inc., a Delaware corporation ("PARENT"), Vicksburg Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("SUB "), Voice Signal Technologies, Inc., a Delaware corporation (the "COMPANY"), U.S. Bank National Association, to act as escrow agent hereunder, and as a party to this Agreement solely with respect to ARTICLE VII herein (the "ESCROW AGENT") and Stata Venture Partners, LLC, who will serve as the representative of the Company's stockholders, and is referred to herein from time to time as the "STOCKHOLDER REPRESENTATIVE."

                                    RECITALS

      A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

      B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

      C. A portion of the consideration payable in connection with the Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.

      D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

      E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, all officers and directors of the Company, and certain other affiliated stockholders of the Company are entering into Voting Agreements, in substantially the form attached hereto as EXHIBIT A (the "VOTING AGREEMENTS"), with Parent, pursuant to which such stockholders have irrevocably agreed to vote in favor of the Merger and the transactions contemplated thereby and to other matters set forth therein.

      F. Concurrent with the execution and delivery of this Agreement, as a material inducement to the Company and the Stockholders to enter into this Agreement, Parent and certain individuals are entering into Release Agreements substantially in the form attached hereto as EXHIBIT F (the "RELEASE AGREEMENTS"), pursuant to which Parent and such individuals are releasing each other from claims related to the Parent/Company Litigation (as defined below).

      NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

      1.1 THE MERGER. At the Effective Time (as defined in SECTION 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("DELAWARE LAW"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter referred to as the "SURVIVING CORPORATION."

      1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the "CLOSING") will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street NW, Fifth Floor, Washington, D.C., unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as EXHIBIT B, with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), in accordance with the applicable provisions of Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware such filing shall be referred to herein as the "EFFECTIVE TIME").

      1.3 EFFECTS OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4 ORGANIZATIONAL DOCUMENTS. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Voice Signal Technologies, Inc."

            (a) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law.

      1.5 DIRECTORS/OFFICERS.

            (a) DIRECTORS OF THE COMPANY. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office until their successors are duly elected and qualified.

            (b) OFFICERS OF THE COMPANY. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

      1.6 DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

            (a) "BUSINESS DAY(S)" shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

            (b) "CASH CONSIDERATION" shall mean $210,000,000, plus the aggregate amount of cash proceeds received by the Company at any time after the date of this Agreement in connection with the exercise of any Company Option, and less the amount of Third Party Expenses set forth on the Statement of Expenses.

            (c) "COMPANY CAPITAL STOCK" shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

            (d) "COMPANY COMMON STOCK" shall mean shares of common stock, $0.001 par value per share, of the Company.

            (e) "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and any subsidiaries, taken as a whole; provided, however, that, in no event shall any of the following be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (A) any effect resulting from changes or effects in general worldwide or United States economic, capital market or political conditions (which changes or effects do not disproportionately affect the Company), (B) any effect resulting from changes or effects generally affecting the industries or markets in which the Company operates

(which changes or effects do not disproportionately affect the Company), (C) any effect resulting from any act of war or terrorism (or, in each case, any escalation thereof) (which changes or effects do not disproportionately affect the Company), (D) any changes in applicable Laws or GAAP, (E) any effect resulting directly from the announcement or pendency of the Merger, or (F) any change, event or effect resulting from or arising out of any action on the part of Parent or any of its affiliates, including, without limitation, actions taken in the ordinary course of business.

            (f) "COMPANY OPTIONS" shall mean all issued and outstanding options (including commitments to grant options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person, each of whom are listed on SECTION 2.2(B) of the Disclosure Schedule.

            (g) "COMPANY PREFERRED STOCK" shall mean shares of Company Series A Convertible Preferred Stock, Company Series B Convertible Preferred Stock, Company Series C Convertible Preferred Stock and Company Series D Convertible Preferred Stock, taken together.

            (h) "COMPANY SERIES A CONVERTIBLE PREFERRED STOCK" shall mean shares of Series A Preferred Stock, par value $0.001 per share, of the Company.

            (i) "COMPANY SERIES B CONVERTIBLE PREFERRED STOCK" shall mean shares of Series B Preferred Stock, par value $0.001 per share, of the Company.

            (j) "COMPANY SERIES C CONVERTIBLE PREFERRED STOCK" shall mean shares of Series C Preferred Stock, par value $0.001 per share, of the Company.

            (k) "COMPANY SERIES D CONVERTIBLE PREFERRED STOCK" shall mean shares of Series D Preferred Stock, par value $0.001 per share, of the Company.

            (l) "CONTRACT" shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.

            (m) "ESCROW AMOUNT" shall mean $30,000,000 of the Cash
Consideration.

            (n) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

            (o) "GAAP" shall mean United States generally accepted accounting principles consistently applied.

            (p) "KNOWLEDGE" or "KNOWN" shall mean, with respect to the Company, the knowledge of the persons set forth on EXHIBIT D after reasonable inquiry of those employees of the Company whom such persons reasonably believe would have actual knowledge of the matters represented.

            (q) "LAWS" shall mean any national, federal, state, local or foreign law, rule, regulation, statute, ordinance, order, judgment, decree, permit, franchise, license or other governmental restriction or requirement of any kind

            (r) "LIEN" shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

            (s) "MERGER CONSIDERATION" shall mean the Cash Consideration and the Stock Consideration.

            (t) "NEW NDA" shall mean the Non-Disclosure and F.R.E. 408 Agreement between Parent and the Company, entered into April 30, 2007.

            (u) "PARENT COMMON STOCK" shall mean the common stock, par value $0.001 per share, of Parent.

            (v) "PARENT/COMPANY LITIGATION" shall mean any current or future litigation between Parent or any of its affiliates, on the one hand, and the Company or any of its affiliates on the other hand (other than to the extent that such litigation arises out of or relates to this Agreement and the transactions contemplated hereby).

            (w) "PARENT MATERIAL ADVERSE EFFECT" shall mean any change, event or effect that (i) is materially adverse to the business, assets (whether tangible or intangible), financial condition, or results of operations of Parent and its subsidiaries, taken as a whole or (ii) will or is reasonably likely to materially impede the ability of Parent to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, that, for purposes of clause (i) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Parent Material Adverse Effect: (A) any effect resulting from changes or effects in general worldwide or United States economic, capital market or political conditions (which changes or effects do not disproportionately affect Parent), (B) any effect resulting from changes or effects generally affecting the industries or markets in which Parent operates (which changes or effects do not disproportionately affect Parent), (C) any effect resulting from any act of war or terrorism (or, in each case, any escalation thereof) (which changes or effects do not disproportionately affect Parent), (D) any changes in applicable Laws or GAAP (E) any effect resulting directly from the announcement or pendency of the Merger, (F) any change in and of itself in Parent's Stock price or trading volume, or (G) any change, event or effect resulting from or arising out of any action on the part of the Company or any of its affiliates, including, without limitation, actions taken in the ordinary course of business.

            (x) "PLANS" shall mean the Company's Amended and Restated 1998 Stock Option Plan.

            (y) "PRO RATA PORTION" shall mean, with respect to each Stockholder entitled to receive a portion of the Cash Consideration, the quotient obtained by dividing (A) the portion of the Cash Consideration that such Stockholder is entitled to receive at the Effective Time pursuant to SECTION Y1.7(A) (including the portion thereof to be contributed to the Escrow Fund pursuant to Section 1.7(b)) by (B) the Cash Consideration.

            (z) "RELATED AGREEMENTS" shall mean the Certificate of Merger, the Voting Agreements, the Release Agreements, the Mutual Non-Disclosure and F.R.E. Agreement executed by the Company on October 30, 2006 and executed by Parent on November 2, 2006, as amended and in effect from time to time (the "CONFIDENTIAL DISCLOSURE AGREEMENT" and the New NDA.

            (aa) "SAS-100" shall mean Statement of Auditing Standards No. 100.

            (bb) "SEC" shall mean the United States Securities and Exchange Commission.

            (cc) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

            (dd) "SIGNING PRICE" shall mean $15.42 (reflecting the average of the reported closing price of the Parent Common Stock for the ten (10) trading days immediately preceding the date of this Agreement), proportionally adjusted for any stock split, stock dividend, reverse stock split, or similar subdivision or combination of the outstanding shares of Parent Common Stock occurring after the date of this Agreement.

            (ee) "STATEMENT OF EXPENSES" shall have the meaning set forth in
SECTION 5.4.

            (ff) "STOCK CONSIDERATION" shall mean the number of shares of Parent Common Stock equal to $90,000,000 divided by the Signing Price and rounded down to the nearest whole share.

            (gg) "STOCKHOLDER" shall mean any holder of any Company Capital Stock and/or Company Vested Options immediately prior to the Effective Time.

            (hh) "STOCKHOLDER ARRANGEMENTS" shall have the meaning set forth in
SECTION 5.17.

            (ii) "THIRD PARTY EXPENSES" shall have the meaning set forth in
SECTION 5.4.

            (jj) "WELL-KNOWN SEASONED ISSUER" shall have the meaning set forth in Rule 405 promulgated by the SEC under the Securities Act.

      1.7 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS.

            (a) EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each outstanding share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in SECTION 1.8(a) hereof)), upon the terms and subject to conditions set forth in this
SECTION 1.7 and throughout this Agreement, including, without limitation, the escrow provisions set forth in ARTICLE VII hereof, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in SECTION 1.9 hereof, the portions of the Cash Consideration and the Stock Consideration to be determined in accordance with the provisions set forth in EXHIBIT E attached hereto. Both on the fifth (5th) day prior to the Closing and at the Closing, the Vice President of Finance of the Company shall deliver to Parent a calculation setting forth the portions of the Cash Consideration and the Stock Consideration to which each holder of shares of Company Capital Stock or of vested Company Options, in each case to the extent outstanding on the date such calculation is delivered by the Vice President of Finance of the Company, would be entitled at the Effective Time if such holder were to hold all of such shares of Company Capital Stock or vested Company Options, as the case may be, immediately prior to the Effective Time. Such calculations by the Vice President of Finance of the Company shall be made by implementing the provisions of EXHIBIT E attached hereto.

            (b) REDUCTION FOR ESCROW AMOUNT. Each distribution of the Cash Consideration made to a Stockholder pursuant to this SECTION 1.7 shall be reduced by such Stockholder's Pro Rata Portion of the Escrow Amount, if any, in accordance with SECTION 7.4 hereof.

            (c) NO FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued pursuant to the Merger, but in lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Stockholder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Signing Price.

            (d) Notwithstanding anything in this SECTION 1.7 to the contrary, in no event shall Parent be obligated to distribute in the aggregate (i) cash in excess of the Cash Consideration or (ii) shares of Parent Common Stock in excess of the Stock Consideration.

            (e) TREATMENT OF COMPANY OPTIONS.

                  (i) No Company Vested Option shall be assumed or otherwise replaced by Parent. Each Company Vested Option shall terminate and cease to be outstanding as of the Effective Time.

                  (ii) The Company shall give to each holder of a Company Vested Option the opportunity (of not more than 30 days) to decline to accept a modification of such Company Vested Option such that, immediately prior to the Effective Time, and conditioned on the consummation of the Merger, such holder shall automatically (without any further action required of such holder) be deemed to have exercised such Company Vested Option pursuant to a net exercise program whereby such holder will be deemed to have paid the aggregate exercise price for such

Company Vested Option by relinquishing that number of shares of Company Common Stock underlying such option in an amount necessary to pay the applicable aggregate exercise price and any applicable withholding taxes associated with such net exercise of such Company Vested Option. The number of shares of Company Common Stock deemed delivered to the holder of each Company Vested Option pursuant to this net exercise program shall be determined by subtracting the Net Exercise Consideration (as defined below) applicable to such Company Vested Option from the number of shares of Company Common Stock subject to such Company Vested Option. The holder of each such Company Vested Option shall from and after the Effective Time (A) participate in the transactions contemplated by this Agreement in the same manner, and to the same extent, as if at the Effective Time such holder owned that number of shares of Company Common Stock delivered after the automatic deemed net exercise pursuant to this Section 1.7(ii) and (B) receive, if applicable, the Fractional Share Payment (as defined below). As soon as practicable following the filing of the Registration Statement and in compliance with applicable securities laws, the Company shall provide to each holder of any Company Option an informational notice and consent describing the treatment of Company Vested Options pursuant to this Section 1.7.

                  (iii) Parent shall, at its sole discretion and pursuant to a written election of Parent made prior to the Closing, either (A) assume every Company Unvested Option in accordance with the terms set forth below in this
Section 1.7(iii) or (B) cause all such Company Unvested Options to vest and terminate (each referred to herein as a "CASHED OUT OPTION") and make a cash payment to the holder of each such Cashed Out Option in an amount equal to (x) the number of shares of Company Common Stock underlying all Company Unvested Options held by such holder immediately prior to the Effective Time multiplied by (y) the Per Share Amount and minus (z) the aggregate amount necessary to exercise all of the Company Unvested Options held by such holder. If Parent elects to vest and terminate all Company Unvested Options in accordance with the foregoing provisions of this Section 1.7(iii), Parent shall make the cash payment required pursuant to the foregoing provisions of this Section 1.7(iii) to each holder of Company Unvested Options no later than the second Business Day after the Closing. If Parent elects to assume all Company Unvested Options in accordance with the foregoing provisions of this Section 1.7(iii), (i) each such assumed Company Unvested Option shall thereby be converted into an option (an "ASSUMED OPTION") to purchase the number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Unvested Option immediately prior to the Effective Time multiplied by the Company Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient obtained by dividing the per share exercise price of the Company Unvested Option immediately prior to the Effective Time by the Company Option Exchange Ratio, rounded up to the nearest whole cent. Each Assumed Option shall continue to be subject to the same vesting schedule following the Effective Time as to which it was subject prior to the Effective Time and shall also have the same terms and conditions set forth in the applicable Company Unvested Option (including any applicable award agreement or other documents evidencing such security). Notwithstanding the provisions of the immediately preceding sentence, in the event that, at any time after the Effective Time, Parent or the Surviving Corporation shall terminate for any reason or no reason (other than for Cause) the employment, consultancy or other association of any holder of an Assumed Option, or the holder of any Assumed Option shall terminate for Good Reason his or her employment, consultancy or other association with Parent or the Surviving Corporation, and that at the time of such termination such Assumed Option is not exercisable for all of the shares of Parent Common Stock subject to such Assumed Option, then, immediately upon such termination, such Assumed Option shall automatically (without any further action required by such holder, Parent or the Surviving Corporation) become exercisable for all of the shares of Parent Common Stock subject to such Assumed Option.

                  (iv) For the purposes of this Section 1.7:

                        (1) "CAUSE" shall mean a determination by the Board of Directors of Parent that the holder of an Assumed Option has (a) engaged in willful misconduct or unlawful or dishonest conduct in connection with the performance of such holder's duties and responsibilities as an employee or consultant of Parent or the Surviving Corporation, as the case may be; (b) materially breached any of such holder's obligations under any agreement between such holder and Parent or the Surviving Corporation, as the case may be, that pertains to such holder's employment or consulting relationship with Parent or the Surviving Corporation, as the case may be; (c) been convicted of a felony; or (d) refused to obey or follow a lawful and reasonable directive issued by such holder's direct supervisor.

                        (2) "CLOSING PRICE" shall mean the average of the reported closing price per share of the Parent Common Stock for the ten (10) Business Days prior to the Closing Date.

                        (3) "COMPANY OPTION EXCHANGE RATIO" shall mean the quotient obtained by dividing (A) the Per Share Amount by (B) the Closing Price.

                        (4) "COMPANY UNVESTED OPTION" shall mean each Company Option which is not a Company Vested Option.

                        (5) "COMPANY VESTED OPTION" shall mean each Company Option that is vested and outstanding by its terms immediately prior to the Effective Time (including those that are or become vested by their terms at the Effective Time as a result of the passage of time or transactions contemplated by this Agreement). Company Vested Option shall not include in any event any Company Option vesting solely pursuant to the Parent's election described in
Section 1.7(iii) above.

                        (6) "FRACTIONAL SHARE PAYMENT" shall mean a payment in cash determined by multiplying (A) the fractional share of Company Common Stock which was not required to be paid but was nevertheless forfeited as required by the rounding convention in the definition of "Net Exercise Consideration" by (B) the Per Share Amount.

                        (7) "GOOD REASON" shall mean, with respect to any holder of an Assumed Option, (a) a material change in such holder's position and responsibilities as an employee or consultant of Parent or the Surviving Corporation, as the case may be, except in connection with the termination of such holder's employment with Parent or the Surviving Corporation, as the case may be, (b) a reduction in such holder's base salary or consulting fees not agreed to by such holder, or (c) a material breach by Parent or the Surviving Corporation, as the case may be, of its obligations under any agreement between Parent or the Surviving Corporation, as the case may be, and such holder.

                        (8) "NET EXERCISE CONSIDERATION" shall mean that number of shares of Company Common Stock determined by dividing (A) the sum of the total aggregate exercise price of the applicable Company Vested Option and the amount of the appropriate tax withholdings in connection with the automatic deemed exercise of such Company Vested Option pursuant to Section 1.7(ii) by (B) the Per Share Amount and then rounding that quotient up to the next whole share.

                        (9) "PER SHARE AMOUNT" means an amount determined by dividing (A) the sum of $90,000,000 plus the Cash Consideration by the sum of
(B)(i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (without duplication of any of the shares of Company Common Stock referred to in clause (iii) below), (ii) the total number of shares of Company Common Stock issuable immediately prior to the Effective Time upon conversion of all shares of Company Preferred Stock outstanding immediately prior to the Effective Time and (iii) the total number of shares of Company Common Stock issued pursuant to the automatic deemed exercise of Company Vested Options pursuant to Section 1.7(ii) above.

                  (v) The Company shall use commercially reasonable efforts, prior to the Effective Time, (i) provide any notices to and obtain consents from holders of Company Options and (ii) to amend the terms of its equity incentive plans or arrangements, to give effect to the provisions of this Section 1.7. It is intended that the assumption of the Company Unvested Options by Parent shall comply with Section 424 of the Code. The Company shall take no action, other than those actions contemplated by this Agreement or by any agreement disclosed in the Company Disclosure Statement, which will cause or result in the accelerated vesting of the Company Unvested Options. As soon as practicable after the Effective Time, Parent shall deliver to the holder of each Company Option appropriate notices setting forth the number of shares of Parent Common Stock underlying such Assumed Option then held by each such holder and the exercise price under each such Assumed Option.

                  (vi) Parent shall take such actions as are necessary for the assumption of the Company Options pursuant to this Section 1.7, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 1.7. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Common Stock subject to the Company as promptly as practicable and in no event later than ten (10) Business Days after the Effective Time and use commercially reasonable efforts to maintain the effectiveness of such registration statement covering such Company Options for so long as such Company Options remain outstanding.

            (f) WITHHOLDING TAXES. Notwithstanding any other provision in this Agreement, Parent, the Company, Sub, the Exchange and Paying Agent and Escrow Agent (as defined in SECTION 1.9) shall have the right to deduct and withhold Taxes (as defined in SECTION 2.11) from any payments to be made hereunder if such withholding is required by Law, and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder or other recipient of payments in respect of which such deduction and withholding was made.

            (g) CAPITAL STOCK OF SUB. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

            (h) STOCKHOLDER REPRESENTATIVE FUND. The Company and the Stockholder Representative hereby, direct Parent that on the Closing Date $200,000 of the Cash Consideration otherwise payable to the Stockholders upon the Closing shall instead be withheld and paid directly by Parent to an account selected by the Stockholder Representative (which prior to the Closing Date shall advise Parent in writing of the details of the account selected), as a fund for the fees and expenses (including legal fees and expenses) of the Stockholder Representative incurred in connection with this Agreement (the "STOCKHOLDER REPRESENTATIVE FUND"), with any balance of the Stockholder Representative Fund not incurred for such purposes to be returned to the Stockholders when the Stockholder Representative shall deem it appropriate to do so. In the event that the Stockholder Representative Fund shall be insufficient to satisfy the expenses of the Stockholder Representative, and in the event there are any remaining funds in the Escrow Fund to be distributed to the Stockholders immediately prior to the final distribution from the Escrow Fund to the Stockholders pursuant to the Escrow Agreement, the Stockholder Representative shall be entitled to recover any such expenses from the Escrow Fund to the extent of such funds prior to the distribution of funds to the Stockholders. The Stockholders agree that all interest or other income earned from the investment of the Stockholder Representative Fund shall be reported as allocated to the Stockholders in proportion to their interests in the Stockholder Representative Fund. Each Stockholder shall deliver to the Stockholder Representative a properly executed IRS Form W-9 or appropriate IRS Form W-8.

      1.8 DISSENTING SHARES.

            (a) RIGHT TO DISSENT. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not voted for the Merger, or who has not effectively withdrawn or lost such holder's appraisal rights under Delaware Law (collectively, the "DISSENTING SHARES") shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in SECTION 1.7 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.

            (b) WITHDRAWAL OF APPRAISAL RIGHTS. Notwithstanding the provisions of SECTION 1.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in SECTION 1.7 hereof, without interest thereon, upon surrender of the certificate representing such shares.

            (c) DISSENTING SHARE PAYMENTS. The Company shall give Parent and the Stockholder Representative prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law. Parent shall have the opportunity to participate in (but not control) all negotiations and proceedings with respect to such demands. All such negotiations and proceedings and all decisions related thereto shall be controlled by the Stockholder Representative. None of Parent, the Company or the Surviving Corporation shall, except with the prior written consent of the Stockholder Representative not to be unreasonably withheld, make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent, the Company or the Surviving Corporation (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses, (including specifically, but without limitation, attorneys' fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together "DISSENTING SHARE PAYMENTS"), Parent shall be entitled to recover under the terms of SECTION 7.2 hereof the amount of such Dissenting Share Payments without regard to the Deductible or the Basket (as such terms are defined in SECTION 7.5(a) hereof).

      1.9 SURRENDER OF CERTIFICATES.

            (a) EXCHANGE AND PAYING AGENT. Parent, or an institution selected by Parent, shall serve as the exchange and paying agent (Parent in such capacity, or such institution, the "EXCHANGE AND PAYING AGENT") for the Merger to receive the consideration to which the Stockholders are or may be entitled to pursuant to this Agreement.

            (b) PARENT TO PROVIDE CASH AND PARENT COMMON STOCK. Subject to the provisions of SECTION 7.4 relating to escrow arrangements, promptly after the Effective Time, Parent shall make available to the Exchange and Paying Agent for exchange in accordance with this ARTICLE I the shares of Parent Common Stock issuable and the cash payable at the Effective Time pursuant to SECTION 1.7 hereof in exchange for outstanding shares of Company Capital Stock; provided, however, that Parent shall deposit into the Escrow Fund the Escrow Amount out of the Cash Consideration otherwise deliverable to the Stockholders pursuant to SECTION 1.7 hereof. The Pro Rata Portion of the Escrow Amount shall be deemed to be contributed with respect to each Stockholder entitled to receive a portion of the Stock Consideration.

            (c) EXCHANGE PROCEDURES. Approximately ten (10) days prior to the date the parties expect to be the Closing Date, Parent or the Exchange and Paying Agent shall mail a letter of transmittal to each Stockholder at the address set forth opposite each such Stockholder's name on SECTION 2.2(a) of the Disclosure Schedule. If requested by the Stockholder Representative, Parent or the Exchange and Paying Agent, as the case may be, will include with the letter of transmittal a copy of an agreement between the Stockholder Representative and the Stockholders in the form provided by the Stockholder Representative, with the request that each Stockholder sign and return such agreement with the letter of transmittal; Parent or the Exchange and Paying Agent, as the case may be, will promptly deliver to the Stockholder Representative any such agreements which are returned to Parent or the Exchange and Paying Agent by the Stockholders. At or as soon as practicable following the Closing, the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the "COMPANY STOCK CERTIFICATES") to the Exchange and Paying Agent for cancellation together with a duly completed and validly executed letter of transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Exchange and Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of SECTION 1.9(f) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange and Paying Agent in exchange therefor, the applicable portion of the Merger Consideration pursuant to SECTION 1.7 hereof (less the Escrow Amount to be deposited into the Escrow Fund with respect to such Stockholder, if any), and the Company Stock Certificate so surrendered shall be cancelled. Parent shall use commercially reasonable efforts to ensure that, if the Vice President of Finance has delivered to Parent the calculation contemplated under SECTION 1.7(a) hereof at least five (5) days prior to the Closing Date, the Merger Consideration shall be delivered to Stockholders on the Closing Date who have surrendered certificates representing their shares of Company Capital Stock in accordance with the provisions of this SECTION 1.9(c). In the event that, despite using commercially reasonable efforts, Parent is unable to cause the Merger Consideration to delivered to such Stockholders on the Closing Date, Parent shall nevertheless ensure that the Merger Consideration is delivered to such Stockholders within three Business Days after the Closing Date.

            (d) Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the cash amounts payable and/or Parent Common Stock issuable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.

            (e) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable Laws, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock.

            (f) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, or if any cash amounts are to be disbursed pursuant to SECTION 1.7 hereof to person other than the person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in SECTION 2.11) required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

            (g) EXCHANGE AND PAYING AGENT TO RETURN CASH CONSIDERATION. At any time following the last day of the sixth (6th) month following the Effective Time, Parent shall be entitled to require the Exchange and Paying Agent to deliver to Parent or its designated successor or assign all cash amounts and shares of Parent Common Stock that have been deposited with the Exchange and Paying Agent pursuant to SECTION 1.9(b) hereof, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to SECTION 1.9(b) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of SECTION 1.9(h) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to SECTION 1.7 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in SECTION 1.9(b) hereof.

            (h) NO LIABILITY. Notwithstanding anything to the contrary in this
SECTION 1.9, neither the Exchange and Paying Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official as required by any applicable abandoned property, escheat or similar Law.

      1.10 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. The cash amounts paid and Parent Common Stock issued in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

      1.11 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange and Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to SECTION 1.7 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an unsecured indemnification agreement in a form and substance reasonably acceptable to Parent, against any claim that may be made against Parent or the Exchange and Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

      1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are disclosed in the disclosure schedule supplied by the Company to Parent (as supplemented pursuant to SECTION 5.15 hereof, the "DISCLOSURE SCHEDULE") and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

      The Disclosure Schedule is numbered and captioned to correspond to the Sections in this Article II. Each disclosure in the Disclosure Schedule qualifies the representations and warranties in the corresponding Section of this Article II and any other Section(s) of this Article II to which such disclosure is cross-referenced or with respect to which the relevance of such disclosure is reasonably apparent on its face.

      2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the "CHARTER DOCUMENTS"), to Parent. SECTION 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. SECTION 2.1 of the Disclosure Schedule also lists (i) each jurisdiction in which the Company is qualified or licensed to do business and (ii) every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise carries on business.

      2.2 COMPANY CAPITAL STRUCTURE.

            (a) The authorized capital stock of the Company consists of 128,000,000 shares of Common Stock, of which 17,363,169 shares are issued and outstanding and 80,084,844 shares of Preferred Stock, of which 5,600,000 shares have been designated Series A Convertible Preferred Stock, all of which are issued and outstanding, 1,820,000 shares have been designated Series B Convertible Preferred Stock, all of which are issued and outstanding, 6,383,294 shares have been designated Series C Convertible Preferred Stock, all of which are issued and outstanding and 66,281,550 shares have been designated Series D Convertible Preferred Stock, all of which are issued and outstanding. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in SECTION 2.2(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents, or any Contract to which the Company is a party or by which it is bound, and have been issued in compliance in all material respects with federal and state securities Laws. All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance in all material respects with all applicable Laws, including federal and state securities Laws. The Company has not, and will not have, suffered or incurred any Liability (as defined in SECTION 2.8), contingent or otherwise, or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or Company Options, or out of any Contracts relating thereto (including any amendment of the terms of any such arrangement or arrangements). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock other than the Company Common Stock and the Company Preferred Stock authorized, issued or outstanding. The Company has no Company Capital Stock that is unvested.

            (b) Except for the Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 24,727,315 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of Company Options granted under the Plans or any other plan, Contract or arrangement (whether written or oral, formal or informal), of which (i) 20,110,890 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options, and (ii) 1,903,169 shares have been issued upon the exercise of Company Options previously granted as of the date hereof. Except for the Company Options set forth in SECTION 2.2(b) of the Disclosure Schedule (such schedule to contain, for each holder of Company Options, the name and address of such holder, the number of Company Options held by such holder, the vesting schedule and exercise price of such Company Options, the dates on which such Company Options were granted and will expire, the number of shares vested under such Company Options and whether any Company Options are intended to be incentive stock options under the Code), there are no options, warrants, calls, rights, convertible securities, commitments or Contracts of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company. There are no Contracts to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding. SECTION 2.2(b) of the Disclosure Schedule lists any Company Options, the vesting of which will accelerate as of the Effective Time as result of the Merger or which may be subject to acceleration following the Effective Time (whether or not such acceleration is conditioned upon the occurrence of a subsequent event).

      2.3 SUBSIDIARIES. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company has not agreed, is not obligated to make, or is not bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other entity. The Company does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any person.

      2.4 AUTHORITY. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and (subject to the Sufficient Stockholder Vote) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and (subject to the Sufficient Stockholder Vote) the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action (other than the Sufficient Stockholder Vote) is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The vote required under Delaware Law and the Charter Documents to approve this Agreement by the Stockholders is set forth in
SECTION 2.4 of the Disclosure Schedule ("SUFFICIENT STOCKHOLDER VOTE"). This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes, and each of the Related Agreements to which the Company is contemplated to be a party, if and when duly executed and delivered by the Company will constitute, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

      2.5 NO CONFLICT. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and (subject to the Sufficient Stockholder Vote) the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Charter Documents, (ii) any Material Contract (as defined in SECTION 2.15), or (iii) any Law applicable to the Company or any of its properties (whether tangible or intangible) or assets, except in the case of clause (iii) for such violations or failures to comply as have not had or are not reasonably likely to have a Company Material Adverse Effect.

      2.6 CONSENTS. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission (each, a "GOVERNMENTAL ENTITY"), is required by the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and under the comparable non-U.S. competition Laws the parties reasonably determine apply.

      2.7 COMPANY FINANCIAL STATEMENTS.

            (a) SECTION 2.7 of the Disclosure Schedule sets forth the Company's
(i) unaudited consolidated balance sheet as of December 31, 2006 (the "BALANCE SHEET DATE"), and audited consolidated balance sheets as of December 31, 2005 and December 31, 2004, and the related consolidated statements of income, cash flow and stockholders' equity for each of the twelve (12) month periods then ended (the "YEAR-END FINANCIALS"), and (ii) unaudited consolidated balance sheet as of March 31, 2007, and the related unaudited consolidated statements of income, cash flow and stockholders' equity for the three (3) month period then ended (the "INTERIM FINANCIALS"). The Year-End Financials and the Interim Financials (collectively referred to as the "FINANCIALS") have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that unaudited Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company's financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials, to normal year-end adjustments that are not material in amount or significance in any individual case or in the aggregate. The Company's unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the "CURRENT BALANCE SHEET."

            (b) Any financial statements provided by the Company pursuant to
SECTION 5.13 hereof, when delivered, will (i) have been derived from the books and records of the Company, (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company at the dates and for the periods indicated in accordance with GAAP and Regulation S-X promulgated under the Exchange Act ("REGULATION S-X").

      2.8 NO UNDISCLOSED LIABILITIES. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other ("LIABILITIES"), other than (i) Liabilities reflected in the Current Balance Sheet, or incurred in the ordinary course of business, consistent with past practice, and not required by GAAP to be set forth in a balance sheet, (ii) Liabilities arising in the ordinary course of business consistent with past practices since the Balance Sheet Date, (iii) Liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement, and
(iv) Liabilities that, in the aggregate, are immaterial to the financial condition or operating results of the Company and its subsidiaries, taken as a whole.

      2.9 INTERNAL CONTROLS. The Company maintains books and records reflecting its assets and Liabilities and maintains internal accounting controls that the Company reasonably believes provide reasonable assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the identification of the Company's assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company's consolidated assets; (v) accounts, notes and other receivables and inventory are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a timely basis; and (vi) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets. As of the date of this Agreement, to the Company's Knowledge, (x) there are no significant deficiencies in the design or operation of the Company's internal controls over financial reporting that could reasonably be expected to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (y) there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company's internal controls over financial reporting.

      2.10 NO CHANGES. From the Balance Sheet Date through the date of this Agreement, there has not been, occurred or arisen any:

            (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

            (b) capital expenditure or commitment by the Company exceeding $100,000 individually or $250,000 in the aggregate;

            (c) payment, discharge or satisfaction, in any amount in excess of $50,000 in any one case, or $100,000 in the aggregate, of any Liabilities, other than payments, discharges or satisfactions in the ordinary course of business, consistent with past practices, of Liabilities reflected or reserved against in the Current Balance Sheet;

            (d) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

            (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

            (f) adoption of or change in any material Tax (as defined below) election, adoption of or change in any Tax accounting method, entry into any closing agreement, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;

            (g) material revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

            (h) increase in the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, Employees or advisors, which increase

(individually or in the aggregate) is material to the Company, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

            (i) incurring by the Company of any indebtedness for borrowed money, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any material indebtedness, issuance or sale of any debt securities, purchase of a material amount of debt securities or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

            (j) waiver or release of any rights or claims of the Company, including any write-offs or other compromise of any account receivable of the Company, with a value in excess of $25,000 individually or $50,000 in the aggregate;

            (k) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company (other than on the part of Parent or any of its affiliates, as to which this representation is not made);

            (l) receipt by the Company of written notice of any claim or potential claim of ownership, interest or right by any person other than the Company of the Company Intellectual Property (as defined in SECTION 2.14 hereof) or of infringement by the Company of any other person's Intellectual Property (as defined in SECTION 2.14 hereof);

            (m) (i) except standard end user licenses/hosting agreements entered into in the ordinary course of business, consistent with past practice, sale or license of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any person or with respect to the Intellectual Property of any person, or
(ii) except in the ordinary course of business, consistent with past practice, purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

            (n) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect; or

            (o) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (m) of this

SECTION 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

      2.11 TAX MATTERS.

            (a) DEFINITION OF TAXES. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments, duties, impositions and other governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts.

            (b) TAX RETURNS AND AUDITS.

                  (i) The Company has (a) prepared and timely filed all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes of the Company and such Returns are true and correct in all material respects and have been completed in accordance with applicable Laws and (b) timely paid all Taxes it is required to pay (whether or not shown to be due on any Return).

                  (ii) The Company has paid or withheld with respect to its Employees (as defined in SECTION 2.22) and other third parties, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes it was required to withhold, and has timely paid over any such withheld Taxes to the appropriate authorities.

                  (iii) There is no Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any outstanding waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (iv) To the Company's Knowledge, no audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed by any Tax authority to the Company or any representative thereof. No claim has ever been made to the Company in writing by an authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.

                  (v) The Company has not incurred any Liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

                  (vi) The Company has made available to Parent or its legal counsel, copies of all Returns for the Company filed for the past six (6) years.

                  (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

                  (viii) None of the Company's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

                  (ix) The Company has (a) never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income tax Return, (b) never been a party to any Tax sharing, indemnification, allocation or similar agreement, (c) no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, or by Contract (other than Contracts entered into with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters) and (d) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

                  (x) The Company has not been, at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

                  (xi) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

                  (xii) The Company has not engaged in a reportable transaction under Treas. Reg. Section 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2).

                  (xiii) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income in any Tax Period ending after the Effective Time as a result of any (a) change in method of accounting under Section 481 of the Code, (b) closing agreement under Section 7121 of the Code, (or in the case of each of (a) and (b), under any similar provision of applicable Laws), or (c) prepaid amount.

                  (xiv) The Company is not subject to Tax in any jurisdiction outside of the United States by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country.

                  (xv) The Company is in full compliance with all terms and conditions of any currently effective Tax exemption, Tax holiday or other Tax reduction agreement or order applicable to it ("TAX INCENTIVE") and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

            (c) EXECUTIVE COMPENSATION TAX. There is no Contract to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any Employee of the Company, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code or that would give rise to a penalty under Section 409A of the Code.

            (d) 409A. The Company is not party to any Contract that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been "materially modified" (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Option, Company Warrant or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such Company Option, Company Warrant or other right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, Company Warrant or rights, or (iii) has been granted after December 31, 2004, with respect to any Company Capital Stock that is not "service recipient stock" (within the meaning of applicable regulations under Section 409A).

      2.12 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no Contract, commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has or may reasonably be expected to have the effect of prohibiting or impairing any business practices of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers, in any geographic area, during any period of time, or in any segment of the market.

      2.13 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

            (a) The Company does not own any real property, nor has the Company ever owned any real property. SECTION 2.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the

Company for the operation of its business (the "LEASED REAL PROPERTY"), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the "LEASE AGREEMENTS") and, with respect to any current lease, license, sublease or other occupancy right, the aggregate annual rent payable thereunder. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, past due rent, or event of default (or event which with notice or lapse of time, or both, would constitute a default on) on the part of the Company, or to the Company's Knowledge, on the part of any other party thereto. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, that has not been fully remedied and withdrawn.

            (b) To the Company's Knowledge, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company's Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or Law relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

            (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

            (d) All facilities, equipment and other properties owned, leased or used by the Company are (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted (such contemplation evidenced by a resolution of the Company's board of directors) and (ii) to the Company's Knowledge, in good operating condition, regularly and properly maintained, subject to normal wear and tear.

        2.14 INTELLECTUAL PROPERTY.

            (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  "INTELLECTUAL PROPERTY" shall mean any or all of the following
(i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how,

(iv) databases, data compilations and collections and technical data, (v) domain names, web addresses and sites, (vi) tools, methods and processes, and (vii) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

                  "INTELLECTUAL PROPERTY RIGHTS" shall mean worldwide common law and statutory rights associated with (i) patents and patent applications of any kind, (ii) copyrights, copyright registrations and copyright applications, "moral" rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible Intellectual Property, (v) logos, trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

                  "COMPANY INTELLECTUAL PROPERTY" shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company.

                  "REGISTERED INTELLECTUAL PROPERTY" shall mean Intellectual Property and Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.

            (b) SECTION 2.14(b) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY") and (ii) lists any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property or Company Intellectual Property.

            (c) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees have been paid and all necessary documents and certificates required to be filed in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. In each case in which the Company has acquired title to any Intellectual Property or Intellectual Property Rights from any person, the Company has obtained an assignment in form sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights.

            (d) All Company Intellectual Property will be fully transferable and licensable by the Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

            (e) Each item of Company Intellectual Property is free and clear of any Liens.

            (f) The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person or (ii) permitted the Company's rights in any Company Intellectual Property to enter into the public domain.

            (g) The Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in, necessary to or otherwise would be infringed by the conduct of the business of the Company as it currently is conducted, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any product, technology or service currently being produced and sold by the Company. The Surviving Corporation will own or possess sufficient rights to all Intellectual Property and Intellectual Property Rights immediately following the Closing Date that are necessary to the operation of the business of the Company as it currently is conducted and without infringing on the Intellectual Property Rights of any person. For avoidance of doubt, "currently" as it is used in this SECTION 2.14(g), when measured as of the Closing Date, shall mean both "at the Effective Time" and "immediately following the Effective Time".

            (h) No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Intellectual Property that has been licensed to the Company.

            (i) SECTION 2.14(i) of the Disclosure Schedule lists all Contracts between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, or such other person of the Intellectual Property Rights of any person other than the Company, but excluding (i) Shrink-Wrap Code and (ii) non-disclosure agreements entered into in the ordinary course of business.

            (j) The operation of the business of the Company as it has been conducted and is currently conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service that has been or is being produced and sold by the Company has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by Parent and/or the Surviving Corporation following the Closing in the manner currently conducted, any Intellectual Property Rights of any person, violate any privacy, publicity, or similar right or constitute unfair competition or trade practices under the Laws of any jurisdiction. Except for such notices both (a) for which Company has provided complete copies to Parent's legal counsel (along with all related information Known to Company and reasonably requested by Parent's legal counsel) and (b) that include claims of infringement or misappropriation that would not, individually or in the aggregate, result in liability to the Company of more than one million dollars ($1,000,000) or result (either directly or indirectly as a result of an injunction or other order (whether temporary, preliminary or permanent)) in a loss of more than one percent (1%) of the Company's annual revenues, the Company has not received notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Intellectual Property of the Company infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the Laws of any applicable jurisdiction (nor does the Company have Knowledge of any basis therefor). For avoidance of doubt, "currently" as it is used in this SECTION 2.14(j), when measured as of the Closing Date, shall mean both "at the Effective Time" and "immediately following the Effective Time".

            (k) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment (or deemed assignment) to Parent and/or the Surviving Corporation by operation of law or otherwise of any Contracts to which the Company is a party, will result in (other than by reason of agreements entered into by Parent or any of its subsidiaries or other actions taken by any of them): (i) Parent or any of its subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent or any of its subsidiaries, (ii) Parent or any of its subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

            (l) To the Knowledge of the Company, no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

            (m) The Company has, and enforces, a policy requiring each Employee and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms (in the forms set forth in EXHIBIT C), and all current and former Employees and contractors of the Company have executed such an agreement in substantially the Company's standard form. To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written Contract with such person with respect thereto pursuant to the terms of which such person agrees that the Company thereby has obtained ownership of all rights (or where not assignable, a waiver of all nonassignable rights) of such person with respect to all such Intellectual Property therein and associated Intellectual Property Rights.

            (n) No Company Intellectual Property, Intellectual Property Rights, product, technology, or service of the Company is subject to any pending proceeding (other than the Parent/Company Litigation, as to which no representation is made) or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

            (o) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. To the Company's Knowledge, no current or former Employee or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such Employee or independent contractor was also performing services for the Company.

            (p) The Company has complied in all material respects with all applicable Laws and its own internal privacy policies, if any, relating to the privacy of users of its products, services, and Web sites, and also the collection, storage, and transfer of any personally identifiable information collected by or on behalf of the Company.

            (q) The Company has taken commercially reasonable steps to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, neither the Company nor any person acting on the Company's behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of any source code or related proprietary or confidential information or algorithms owned by the Company or used in its business ("COMPANY SOURCE CODE"). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code.

            (r) SECTION 2.14(r) of the Disclosure Schedule lists all software or other material that is distributed as "freeware," "free software," "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that the Company uses or licenses, and identifies that which is incorporated into, combined with, or distributed in conjunction with any Company products ("INCORPORATED OPEN SOURCE SOFTWARE") and identifies the type of license or distribution model governing its use. The Company's use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any such Intellectual Property in source code form, to license any such Intellectual Property for the purpose of making derivative works, or to distribute any such Intellectual Property without charge.

            (s) Notwithstanding any other provision of this Agreement to the contrary, the Company makes no representations or warranties, and affirmatively disclaims any and all representations and warranties, relating to infringement or misappropriation (or Liabilities or other consequences thereof) or lack thereof (i) of any Intellectual Property Rights that the Parent or any of its affiliates owns or has the right to enforce, or (ii) with respect to products other than the products that the Company has produced and sold to customers or is currently producing and selling to customers.

      2.15 AGREEMENTS, CONTRACTS AND COMMITMENTS.

            (a) The Company is not a party to, nor is it bound by any of the following under which any party thereto has or may have any remaining obligation or liability (whether accrued, absolute, contingent, matured, unmatured or otherwise) (each, a "MATERIAL CONTRACT"):

                  (i) any employment or consulting Contract or commitment with an Employee or consultant or salesperson, or consulting or sales Contract, or commitment with a firm or other organization requiring annual payments in excess of $100,000;

                  (ii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (iii) any fidelity or surety bond or completion bond;

                  (iv) any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate and any Lease Agreement;

                  (v) any agreement of indemnification or guaranty under which the Company's has actual or potential liability that exceeds $25,000 individually or $50,000 in the aggregate;

                  (vi) any Contract or commitment relating to capital expenditures and involving future payments in excess of $100,000 individually or $250,000 in the aggregate;

                  (vii) any Contract or commitment relating to the uncompleted disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                  (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                  (ix) any purchase order or Contract for the purchase of materials involving in excess of $25,000 individually or $50,000 in the aggregate;

                  (x) any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, "most favored nations," restriction on the operation or scope of its businesses or operations, or similar terms;

                  (xi) any dealer, distribution or marketing Contract requiring or reasonably anticipated to result in payments by any party thereto in excess of $25,000 annually or $50,000 in the aggregate;

                  (xii) any development, joint venture, partnership or similar Contract;

                  (xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the products, technology or services of the Company;

                  (xiv) any customer Contract involving, or reasonably expected to involve revenues to the Company in excess of $25,000 annually or $50,000 in the aggregate;

                  (xv) any agreement that is royalty bearing or any Contract with respect to any Intellectual Property or Intellectual Property Rights, including without limitation, any cross licenses, but excluding (i) non-exclusive in-licenses and purchase agreements for commercial off-the-shelf Intellectual Property that are generally available on nondiscriminatory pricing terms, in the case of software for a cost of not more than $5,000 for a perpetual license for a single user or work station or $50,000 in the aggregate for all users and work stations ("SHRINK-WRAP CODE") and (ii) non-disclosure agreements entered into in the ordinary course of business; or

                  (xvi) any other Contract or commitment that involves the payment or receipt by the Company of $25,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

            (b) The Company is in compliance in all material respects with and has not materially breached, materially violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any Material Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect and to the Knowledge of the Company no other party obligated to the Company pursuant to any such Material Contract has materially breached, materially violated or defaulted under any such Material Contract.
SECTION 2.15 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time. SECTION
2.15 of the Disclosure Schedule identifies each Material Contract which by its terms will terminate or may be terminated by either party thereto, solely by the passage of time or at the election of either party. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

      2.16 INTERESTED PARTY TRANSACTIONS. To the Company's Knowledge, no officer, director or Stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity that furnished or sold or licensed, or furnishes or sells or licenses, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this SECTION 2.16. No Stockholder has any loans outstanding from the Company.

      2.17 GOVERNMENTAL AUTHORIZATION. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) that is required for the operation of the Company's business as currently conducted or currently contemplated to be conducted (such contemplation evidenced by a resolution of the Company's board of directors) or the holding of any such interest (collectively, "COMPANY AUTHORIZATIONS") has been issued or granted to the Company, as the case may be, and the Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, except where the failure of the Company to have such Company Authorizations or for such Company Authorizations to be in full force and effect have not had or are not reasonably likely to have (individually or in the aggregate) a Company Material Adverse Effect.

      2.18 LITIGATION. There is no material action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors (other than the Parent/Company Litigation, as to which no representation or warranty is made). There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity (other than the Parent/Company Litigation, as to which no representation or warranty is made). No Governmental Entity has at any time challenged the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted (such contemplation evidenced by a resolution of the Company's board of directors).

      2.19 MINUTE BOOKS. The minute books of the Company made available to counsel for Parent contain records of all material actions taken, and summaries of all meetings held, by the Stockholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, and such minute books are complete and accurate in all material respects.

      2.20 ENVIRONMENTAL MATTERS. The Company has complied with all applicable Laws enacted for the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater and soils) against contamination with hazardous substances or wastes, except where failure to comply has not had or is not reasonably likely to have a Company Material Adverse Effect.

      2.21 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. The Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar financial advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.

      2.22 EMPLOYEE BENEFIT PLANS AND COMPENSATION.

            (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  "ERISA AFFILIATE" shall mean any other person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

                  "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

                  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  "DOL" shall mean the United States Department of Labor.

                  "EMPLOYEE" shall mean any current or former employee, consultant or director of the Company or any ERISA Affiliate.

                  "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract (including, without limitation, any offer letter or any Contract providing for acceleration of Company Options or Company Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee and that the Company or any ERISA Affiliate has or may have any Liability or obligation.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

                  "IRS" shall mean the United States Internal Revenue Service.

                  "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

                  "PENSION PLAN" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            (b) SCHEDULE. SECTION 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Laws, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. SECTION 2.22(b)(2) of the Disclosure Schedule sets forth a table setting forth the name, salary and bonus compensation of each Employee of the Company.

            (c) DOCUMENTS. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written Contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material Liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

            (d) EMPLOYEE PLAN COMPLIANCE. The Company has, in all material respects, performed all obligations required to be performed by it under each Company Employee Plan, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained, in all material respects, in accordance with its terms and compliance with all applicable Laws, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 as to its qualified status under the Code. No "prohibited transaction," within the meaning of
Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses and/or reasonable notice periods). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

            (e) NO PENSION PLANS. Neither the Company nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.

            (f) NO SELF-INSURED PLANS. Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including, without limitation, any such plan pursuant to which a stop-loss policy or Contract applies).

            (g) COLLECTIVELY BARGAINED, MULTIEMPLOYER AND MULTIPLE-EMPLOYER PLANS. At no time has the Company or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan, that is a "Multiemployer Plan," as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

            (h) NO POST-EMPLOYMENT OBLIGATIONS. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

            (i) EFFECT OF TRANSACTION. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (j) SECTION 280G. No payment or benefit which has been, will be or may be made by the Company or any ERISA Affiliates with respect to any Employee will, or could reasonably be expected to, be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no Contract, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which the Company or any ERISA Affiliate is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. SECTION 2.22(j) of the Disclosure Schedule lists all persons who are "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

            (k) EMPLOYMENT MATTERS. The Company is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages or severance pay (other than routine, non-material payments to be made in the ordinary course of business, consistent with past practice) or any Taxes or any penalty for failure to comply with any of the foregoing, and
(iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending or threatened against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened claims or actions against Company or any Company trustee under any worker's compensation policy. The services provided by each of the Company's and its ERISA Affiliates' Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no Liability to the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any Employee leased from another employer.

            (l) LABOR. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, been a party to, or bound by, any collective bargaining agreement or union Contract with respect to Employees and no collective bargaining Contract is being negotiated by the Company.

            (m) NO INTERFERENCE OR CONFLICT. To the Knowledge of the Company, no Stockholder, director, officer or Employee of the Company is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person's responsibilities to promote the interests of the Company. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such Stockholder, director, officer or Employee in connection with the carrying on of the Company's business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, violate or result in a breach of, or constitute a default under, any Contract under which any of such Stockholder, director, officer or Employee is now bound.

            (n) INTERNATIONAL EMPLOYEE PLAN. Neither the Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

      2.23 INSURANCE. SECTION 2.23 of the Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, Employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds remain in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan. Notwithstanding the foregoing, no representation is made with respect to insurance (including with respect to the existence of coverage, or terms thereof) in respect of or relating to the Parent/Company Litigation.

      2.24 COMPLIANCE WITH LAWS. The Company has not received any notices of violation with respect to any Laws except for such violations as have not had and are not reasonably likely to have a Company Material Adverse Effect.

      2.25 BANK ACCOUNTS, LETTERS OF CREDIT AND POWERS OF ATTORNEY. SECTION 2.25 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in
SECTION 2.25 of the Disclosure Schedule.

      2.26 INFORMATION SUPPLIED. None of the information supplied in writing by the Company specifically for inclusion or incorporation by reference, and which in fact is included or incorporated by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and (ii) the information provided to Stockholders in the Soliciting Materials will, at the time they are mailed to the Stockholders and at all times during which stockholder consents are solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.

      2.27 DISCLAIMER OF CERTAIN REPRESENTATIONS AND WARRANTIES. The Company makes no representations or warranties and affirmatively disclaims any and all representations and warranties relating to the Parent/Company Litigation, including with respect to the merit or lack thereof of such (a) Parent/Company Litigation, or claims relating to Liabilities or other consequences of such Parent/Company Litigation or (b) relating to infringement or misappropriation by the Company or its Affiliates of any Intellectual Property Rights that either
(i) the Parent or any of its Affiliates (excluding Company) owns.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Each of Parent and Sub hereby represents and warrants to the Company subject to such exceptions as are disclosed in the disclosure schedule supplied by Parent to the Company (the "PARENT DISCLOSURE SCHEDULE") and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

      The Parent Disclosure Schedule is numbered and captioned to correspond to the Sections in this Article III. Each disclosure in the Parent Disclosure Schedule qualifies the representations and warranties in the corresponding Section of this Article III and any other Section(s) of this Article III to which such disclosure is cross-referenced or with respect to which the relevance of such disclosure is reasonably apparent on its face.

      3.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have or be reasonably likely to have a Parent Material Adverse Effect.

      3.2 AUTHORITY. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.3 PARENT CAPITAL STRUCTURE.

            (a) The authorized capital stock of Parent consists of: (A) 560,000,000 shares of Parent Common Stock, par value $0.001 per share and (B) 40,000,000 shares of preferred stock, par value $0.001 per share, of which (x) 100,000 shares have been designated as Series A Preferred Stock (the "PARENT SERIES A PREFERRED STOCK") and (y) 15,000,000 shares have been designated as Series B Preferred Stock (the "PARENT SERIES B PREFERRED STOCK"). At the close of business on April 30, 2007: (i) 176,390,889 shares of Parent Common Stock were issued and outstanding, excluding shares of Parent Common Stock held by Parent in its treasury, (ii) 3,132,119 shares of Parent Common Stock were issued and held by Parent in its treasury, (iii) no shares of Parent Series A Preferred Stock were issued and outstanding, (iv) 3,562,238 shares of Parent Series B Preferred Stock were issued and outstanding and (v) not more than 18,470,116 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee and director stock options to purchase shares of Parent Common Stock. No shares of Parent Common Stock are owned or held by any subsidiary of Parent. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of Parent.

            (b) Except as set forth above and as set forth in Section 3.3(b) of the Parent Disclosure Schedule, as of the close of business on April 30, 2007, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the close of business on April 30, 2007, there are not any outstanding contractual obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its subsidiaries.

            (c) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. Parent is the sole stockholder of Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Sub was formed by counsel to Parent at the direction of Parent, solely for purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

      3.4 NO CONFLICT. The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (i) the certificate of incorporation and bylaws of Parent or Sub, each as amended to date and in full force and effect on the date hereof, or (ii) assuming compliance with the matters referred to in SECTION 3.5, any Laws applicable to Parent or any of its properties (whether tangible or intangible) or assets, except in the case of clause (ii) for such violations or defaults as have not had or are not reasonably likely to have a Parent Material Adverse Effect.

      3.5 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Registration Statement (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (iii) compliance with the pre-merger notification requirements of the HSR Act and under comparable non-U.S. competition Laws the parties reasonably determine apply,
(iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have, or be reasonably likely to have a Parent Material Adverse Effect, and (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

      3.6 CAPITAL RESOURCES; SOLVENCY. Parent has sufficient capital resources available to pay the Cash Consideration. Consummation of the Merger and the other transactions contemplated by this Agreement will not cause Parent to become insolvent. The fair value of the property of Parent exceeds its total liabilities (including contingent liabilities but without duplication of any underlying liability related thereto). The present fair saleable value on a going-concern basis of Parent's assets is not less than the amount required to pay its probable liabilities on its debts as they become absolute and mature. Parent does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature. Parent is not engaged in business or a transaction for which its property would constitute unreasonably small capital.

      3.7 PARENT COMMON STOCK. The Parent Common Stock that constitutes the Stock Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable and will be issued without violation of applicable Laws. Upon consummation of the transaction contemplated by this Agreement, the Parent Common Stock that constitutes the Stock Consideration will have been duly registered pursuant to the Securities Act, will not constitute "restricted securities" within the meaning of that term as defined in Rule 144(a)(3) promulgated by the SEC under the Securities Act, and will be freely resaleable by the Stockholders without registration under the Securities Act, subject only, in the case of any Stockholder who is an affiliate of the Company as of the Effective Time, to any applicable restrictions imposed by Rule 145 promulgated by the SEC under the Securities Act.

      3.8 SEC DOCUMENTS. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2005. Parent has made available to the Company all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC. As of the date hereof, Parent is a Well-Known Seasoned Issuer.

      3.9 PARENT FINANCIAL STATEMENTS. The financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments).

      3.10 NO UNDISCLOSED LIABILITIES. Parent has no material obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) other than (i) those set forth or adequately provided for in the balance sheet included in Parent's most recently filed Quarterly Report on Form 10-Q (including the notes thereto, the "PARENT BALANCE SHEET"), (ii) those incurred in the ordinary course of business, consistent with past practice, and not required by GAAP to be set forth in the Parent Balance Sheet, (iii) those that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Parent Material Adverse Effect or (iv) those incurred in the ordinary course of business since the date of the Parent Balance Sheet, consistent with past practice.

      3.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Reports, since the date of the most recent unaudited financial statements included in the Parent SEC Reports and through the date of this Agreement, there has not been (i) any Parent Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, Parent, (iv) any material change in any method of accounting or accounting practice by Parent except for any such change required by a change in GAAP or
(v) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock.

      3.12 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have engaged in no business activities other than as contemplated by this Agreement.

      3.13 INFORMATION SUPPLIED. The Registration Statement on Form S-4 to be filed by Parent to register the issuance of the Parent Common Stock to be issued in the Merger (the "REGISTRATION STATEMENT") (excluding any of the information supplied in writing by the Company specifically for inclusion or incorporation by reference therein, as to which no representation or warranty is made) will not, at the time the Registration Statement or any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, (ii) the proxy statement included in the Registration Statement, as provided to Stockholders in the Soliciting Materials (excluding any of the information supplied in writing by the Company specifically for inclusion or incorporation by reference therein, as to which no representation or warranty is made) will not, at the time the Soliciting Materials are mailed to the Stockholders and at all times that stockholder consents or votes are being solicited in connection with the Merger, including at any stockholder meeting held to obtain such consents or vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.

      3.14 LITIGATION. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of Parent, threatened, against Parent, any of its subsidiaries, their respective properties (tangible or intangible) or any of their respective officers or directors, that could result in a Parent Material Adverse Effect, and there is no investigation or similar proceeding pending or, to the Knowledge of Parent, threatened, against Parent by or before the SEC or Nasdaq. No Governmental

Entity has at any time challenged the legal right of Parent or any of its subsidiaries to conduct its operations as presently or previously conducted.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 CONDUCT OF BUSINESS OF THE COMPANY. Subject to the last sentence of this SECTION 4.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing, which consent will not be unreasonably withheld, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to SECTION 4.1(e) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, to use commercially reasonable efforts to keep available the services of the present officers and key employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall use commercially reasonable efforts to promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time; provided, however, that no failure of the Company to notify Parent of any such event or occurrence or emergency shall constitute a breach of the covenant contained in this sentence unless such event, occurrence or emergency, individually or in the aggregate, has caused or could reasonably be expected to cause a Company Material Adverse Effect or to cause any of the conditions to Parent's obligations to consummate the Merger not to be satisfied. In addition to the foregoing, except as expressly contemplated by this Agreement and except as expressly set forth in SECTION 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent, which consent will not be unreasonably withheld, from and after the date of this Agreement:

            (a) cause or permit any amendments to the Charter Documents;

            (b) make any expenditures or enter into any commitment or transaction exceeding $100,000 individually or $250,000 in the aggregate or any commitment or transaction of the type described in SECTION 2.10 hereof other than in the ordinary course of business;

            (c) other than repayment of indebtedness for borrowed money and other than payments in connection with the Parent/Company Litigation (including any related litigation with insurance carriers with respect to disputes as to coverage), pay, discharge, waive or satisfy, any indebtedness or any third party expense in an amount in excess of $50,000 in any one case, or

$100,000 in the aggregate, or any other claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than with respect to such other claim, liability right or obligation, the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

            (d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;

            (e) make or change any material Tax election, adopt or change any material Tax accounting method, enter into any closing agreement, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any amended Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Return;

            (f) materially revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business and consistent with past practice;

            (g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or Company Options or other rights exercisable therefor);

            (h) increase the salary or other compensation payable or to become payable to any officer, director, Employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except payments made pursuant to written Contracts outstanding on the date hereof and disclosed in the Disclosure Schedule and except (i) compensation changes made in the ordinary course of business in connection with annual or other periodic reviews of employees below the level of Vice President and (ii) finalization and implementation of the Company's 2007 sales commission structure; provided, in that in the cases of clauses (i) and (ii) above, the aggregate increase in actual and/or forecasted compensation, as the case may be, will not exceed five percent (5%) of the levels of such compensation as of December 31, 2006.

            (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible which properties or assets are material to the Company, individually or in the aggregate), including without limitation the sale of any accounts receivable of the Company, except in the ordinary course of business and consistent with past practices;

            (j) make any loan to any person (other than travel advances to employees in the ordinary course of business consistent with past practice) or purchase debt securities of any person or amend the terms of any outstanding loan agreement;

            (k) incur any indebtedness for borrowed money, guarantee any indebtedness of any person, issue or sell any debt securities, or guarantee any debt securities of any person;

            (l) waive or release any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, other than in the ordinary course of business consistent with past practices;

            (m) other than any action taken in connection with the Parent/Company Litigation, commence or settle any lawsuit (other than claims solely for money damages), threat of any lawsuit or proceeding or material investigation against the Company other than by the payment of money;

            (n) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, or Company Options to acquire, or other Contracts or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options;

            (o) sell, lease, license or transfer to any person any rights to any Company Intellectual Property or enter into any Contract or modify any existing Contract with respect to any Company Intellectual Property with any person or with respect to any Intellectual Property of any person, (ii) purchase or license any Intellectual Property or enter into any Contract or modify any existing Contract with respect to the Intellectual Property of any person or
(iii) enter into any Contract or modify any existing Contract with respect to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company, in each case, other than (x) in the ordinary course of business consistent with past practice or (y) in direct competition with Parent for a specific customer or project;

            (p) enter into or amend any Contract pursuant to which any other party is granted exclusive marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;

            (q) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;
                                      -46-

            (r) amend, terminate or otherwise modify (or agree to do so), or knowingly violate the terms of, any of the Material Contracts;

            (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company except for purchases of assets in the ordinary course of business within the limits set forth in SECTION 4.1(b) above;

            (t) adopt or amend any Plan, enter into any employment Contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in SECTION 4.1(t) of the Disclosure Schedule and except as permitted by Section 4.1(g);

            (u) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement other than as permitted by the last sentence of this SECTION 4.1;

            (v) promote, demote or terminate any Employees, or encourage any Employees to resign from the Company or hire or offer to hire any Employees, other than Employees to (A) fill the open positions described on SECTION 4.1(v) of the Disclosure Schedule and (B) replace (1) any existing Employees of the Company critical to the continuing operations of the Company (as reasonably determined by the Company) who leave the Company's employ after the date of this Agreement or (2) any Employees hired pursuant to clause (A) of this sentence who leave the Company's employ after the date of this Agreement;

            (w) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

            (x) cancel, amend or renew any material insurance policy; or

            (y) take, or agree in writing or otherwise to take, any of the actions described in SECTIONS 4.1(a) through 4.1(x) hereof, or any other action that would, or would reasonably be expected to (i) prevent the Company from performing in all material respects, or cause the Company not to perform in all material respects, its covenants hereunder or (ii) cause or result in any of the conditions to Parent's obligations to consummate the Merger not to be satisfied.

         Notwithstanding the foregoing or any other provision to the contrary, no provision of this Agreement is intended to require the Company, and the Company shall not be required, (i) to take any action (including making any disclosure, notification, or other communication to Parent) that the

Company's Board of Directors determines in good faith, after consultation with outside legal counsel, could constitute or result in a violation of applicable antitrust, competition, or similar Laws; or (ii) to refrain from entering into, amending, or terminating strategic alliance, joint marketing, distribution, and/or revenue sharing agreements with mobile phone carriers/operators, mobile device original equipment manufacturers, advertising partners, search content providers, directory assistance providers, mobile middleware and voice solution providers, and (with respect to the Company's proposed "VSearch" product) business development partners so long as none of such arrangements includes exclusivity, "most favored nation" or other material restrictions on the Company's business.

      4.2 NO SOLICITATION. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of SECTION
8.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, Employees, Stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any Contract, with respect to any offer or proposal to acquire all or any part of the business, properties or technologies of the Company (other than transactions in the ordinary course of the Company's business consistent with past practices), or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction,
(b) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any person access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets (other than inventory in the ordinary course of business) of the Company, or (d) enter into any Contract with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company or any of the Company's affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with SECTION 8.1 hereof, any offer, proposal, inquiry or request, directly or indirectly, related to any matter provided in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this SECTION 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this SECTION 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, Employee, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

      4.3 PROCEDURES FOR REQUESTING PARENT CONSENT. If the Company desires to take an action that would be prohibited pursuant to SECTION 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to both of the following individuals:

            (a)   Richard Palmer, Senior Vice President Corporate Development
                  Telephone: (781) 565-5041
                  Facsimile: (781) 565-5001
                  E-mail address: richard.palmer@nuance.com

            (b)   Garrison R. Smith, Director, Corporate Legal Services
                  Telephone: (781) 565-5277
                  Facsimile: (781) 565-5562
                  E-mail address: garrison.smith@nuance.com

            Parent will respond to any such e-mail or facsimile (affirmatively or negatively) as promptly as practicable, but in any event within two (2) Business Days, or if Parent fails to so respond, Parent will be conclusively deemed to have given its written consent to the matter(s) referred to in the Company's e-mail or facsimile.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1 REGISTRATION STATEMENT, INFORMATION STATEMENT; STOCKHOLDER APPROVAL.

            (a) As soon as practicable after the date hereof:

                  (i) Parent shall prepare and file with the SEC the Registration Statement. Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Parent with such information concerning it that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto. Parent will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.

                  (ii) The Company shall use its commercially reasonable efforts to (i) obtain the Sufficient Stockholder Vote approving this Agreement and the transactions contemplated hereby, including the Merger, and (ii) seek approval from the Stockholders, in accordance with the requirements of Section 280G(b)(5)(B) of the Code, for any payments and/or benefits that may separately or in the aggregate, constitute "parachute payments" pursuant to Section 280G of the Code ("SECTION 280G PAYMENTS"), as determined by the Company, such that such payments and benefits shall not be deemed to be Section 280G Payments, either at a meeting of the Company's Stockholders or pursuant to a written stockholder consent, all in accordance with Delaware Law and the Charter Documents. In connection with such meeting of Stockholders or written stockholder consent, the Company shall submit to the Stockholders the Notice Materials and the Soliciting Materials (as defined below), which shall (a) include a solicitation of the approval of the holders of the Company Capital Stock to this Agreement and the transactions contemplated hereby, including the Merger, (b) specify that adoption of this Agreement shall constitute approval by the Stockholders of the appointment of Stata Venture Partners as Stockholder Representative, under and as defined in this Agreement, (c) include a summary of the Merger and this Agreement, (d) include the proxy statement included in the Registration Statement and (e) include a statement that appraisal rights are available for the Company Capital Stock pursuant to Section 262 of Delaware Law and a copy of such Section 262. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the "SOLICITING MATERIALS") shall be subject to review and approval of Parent and shall also include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement and the transactions contemplated hereby, and the determination of the Company's Board of Directors that that the terms and conditions of the Merger are fair to, and in the best interests of, the Stockholders. Parent will promptly provide all information relating to its business and operations necessary for inclusion in the Soliciting Materials to satisfy all requirements of applicable state and federal securities Laws. The Company shall cooperate and provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Soliciting Materials and any amendment or supplement thereto prior submission of such materials to the Stockholders.

            (b) If the Company shall seek to obtain the Sufficient Stockholder Vote by way of a meeting of the Stockholders, the Company shall consult with Parent regarding the date of such meeting to approve this Agreement and the Merger (the "COMPANY STOCKHOLDERS' MEETING") and shall not postpone or adjourn (other than for absence of a quorum or to the extent necessary to ensure that any necessary supplement or amendment to the Soliciting Materials is provided to its Stockholders in advance of the Company Stockholders' Meeting) the Company Stockholders' Meeting without the consent of Parent. In the event the Company shall seek to obtain the Sufficient Stockholder Vote by written consent, immediately upon receipt of written consents of its Stockholders constituting the Sufficient Stockholder Vote, the Company shall deliver notice of the approval of the Merger by written consent of the Company's Stockholders, pursuant to the applicable provisions of Delaware Law (the "STOCKHOLDER NOTICE"), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Stockholders of the Company and that appraisal rights are available for their

Company Capital Stock pursuant to Section 262 of Delaware Law (which notice shall include a copy of such Section 262), and shall promptly inform Parent of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice to the effect that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights in accordance with Section 262 of Delaware Law.

            (c) Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event, prior to the Closing Date.

      5.2 ACCESS TO INFORMATION. The Company shall afford Parent reasonable access during the period from the date hereof and prior to the Effective Time to: (i) a list of Employees by function, including the major responsibilities of each such Employee (ii) officers and other employees of the Company for discussion regarding core operational processes for post-Closing integration planning and (iii) officers and other employees of the Company for limited technical discussions to facilitate post-Closing technical architecture integration.

      5.3 CONFIDENTIALITY. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to SECTION 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidential Disclosure Agreement and the New NDA. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained by Company regarding Parent could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, the Company acknowledges and agrees not to engage in any transactions in the Parent Common Stock in violation of applicable insider trading Laws. All information disclosed to Parent or its accountants, counsel, or other representatives, or to which any of them is given access, shall be deemed covered by and subject to the provisions of the New NDA.

      5.4 EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with SECTION 5.6 hereof, but excluding one-half of the $795,000 in transaction bonuses disclosed on Section
2.10 of the Disclosure Schedule) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby ("THIRD PARTY EXPENSES"), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred by the Company at least two (2) Business Days prior to the Closing Date in form reasonably satisfactory to Parent, which statement shall be accompanied by invoices from the Company's legal, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors' final billable Third Party Expenses (the "STATEMENT OF EXPENSES"). If it is determined after the Closing that the Third Party Expenses of the Company exceed the Third Party Expenses set forth in the Statement of Expenses, the amount of such excess ("EXCESS THIRD PARTY EXPENSES"), shall be subject to the provisions of ARTICLE VII .

      5.5 PUBLIC DISCLOSURE. Prior to the Closing or any termination of this Agreement, no party shall issue any statement or communication to any third party (other than their respective directors, officers, Employees, and advisers on a need-to-know basis) regarding the subject matter of this Agreement or the transactions contemplated hereby without the consent of the other party, except that this restriction shall be subject to Parent's obligation to comply with applicable securities Laws and the rules of Nasdaq. If Parent believes it has any obligation to make any such statement or communication, it will first consult with the Company and will use commercially reasonable efforts to minimize any adverse effect of such statement or communication.

      5.6 CONSENTS. The Company shall use commercially reasonable efforts to obtain the consents, waivers and approvals which are listed in SECTION 2.5 of the Disclosure Schedule under the caption "Material Third Party Consents" (the "MATERIAL THIRD PARTY CONSENTS") in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a "recapture" or other termination right) upon the payment of a consent fee, "profit sharing" payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under SECTION 5.4 hereof.

      5.7 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a "FIRPTA COMPLIANCE CERTIFICATE") in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

      5.8 REASONABLE EFFORTS; REGULATORY FILINGS.

            (a) Subject to the terms and conditions provided in this Agreement, the Company and Parent shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         (b) As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control Laws of any applicable jurisdiction, as reasonably agreed by the parties to be required, and shall promptly respond to any requests for further information from the authorities with which any such forms are filed. The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate such filings.

      5.9 PARENT NOTIFICATION OF CERTAIN MATTERS. Parent shall use commercially reasonable efforts to give prompt notice to the other of the occurrence or non-occurrence of any event which occurrence or non-occurrence is likely to cause the conditions to the Company's obligations to consummate the Merger not to be satisfied; provided, however, that the delivery of any notice pursuant to this SECTION 5.9 shall not (a) limit or otherwise affect any remedies available to the Company hereunder or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by Parent pursuant to this SECTION 5.9 shall be deemed to amend or supplement the Parent Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

      5.10 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

      5.11 NEW EMPLOYMENT ARRANGEMENTS. Between the date of this Agreement and the Closing, Parent and the Company's CEO will jointly approach (individually and/or in one or more groups) the Company's employees to discuss the terms and conditions on which Parent proposes to continue the employment of each such employee after the Closing. Parent will have no obligation to offer continued employment or any particular terms of employment to any such employee after the Closing, and no such employee will have any obligation to agree to remain employed or to any particular terms of continued employment. All communications with the Company's employees will be done by the Company and Parent cooperatively, constructively, and proactively, with a view to preserving the integrity of the Company's organization and the morale of its employees..

      5.12 TERMINATION OF 401(k) PLAN. Effective as of the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a "401(K) PLAN") (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5)

Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date and such charges and fees shall not constitute Third Party Expenses. Notwithstanding the foregoing or any other provision of this Agreement, at or before the time of such termination the Company shall be permitted to amend its 401(k) Plan(s) if and as necessary to permit the distribution and rollover of promissory notes evidencing outstanding participant loans of Employees, without default of such loan, to a tax qualified defined contribution plan maintained or established by the Parent, and the Parent shall cause such plan to accept such rollovers.

      5.13 FINANCIALS. On the date of this Agreement or as soon as practicable thereafter, the Company shall deliver or cause to be delivered to Parent the unaudited balance sheet as of March 31, 2007, and the related unaudited statement of income, cash flow and stockholders' equity for the three (3) month period then ended. The financial statements delivered pursuant to this SECTION
5.13 shall have been reviewed by the Company's independent accountants in accordance with SAS-100.

         (a) Within thirty (30) days following the last day of each fiscal quarter ending after March 31, 2007 and after the date of this Agreement, the Company shall deliver, or cause to be delivered, to Parent the unaudited balance sheet as of the last day of such fiscal quarter, and the related unaudited statement of income, cash flow and stockholders' equity for the three (3) month period then ended, in each case, reviewed by the Company's independent accountants in accordance with SAS-100.

         (b) Promptly following completion of the audit of the Year-End Financials for the Company's 2006 fiscal year (the "2006 AUDIT"), the Company shall deliver to Parent the audited consolidated balance sheets as of December 31, 2006 and the related consolidated statements of income, cash flow and stockholders' equity for the twelve (12) month period then ended. The parties agree that at initial delivery the customer concentration footnote to such financial statements will be redacted, but that such redaction shall be reversed as soon as necessary to timely comply with the requirements of Form S-4.

      5.14 INDEMNIFICATION AND INSURANCE.

         (a) From and after the Effective Time, Parent and the Surviving Entity will fulfill and honor in all respects the obligations of the Company to indemnify its present and former directors, officers, employees, and agents and their heirs, devisees, legatees, executors, and assigns. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to indemnification, contribution, advancement of expenses, and elimination of liability for monetary damages at least as favorable to directors, officers, employees, and agents of the Surviving Corporation as those set forth in the certificate of incorporation and bylaws of the Company as of the date hereof, which provisions will not be amended, repealed, or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of any person benefited thereby, except to the extent that such modification is required by law.

         (b) After the Effective Time Parent and the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each present or former director or officer of the Company (collectively, the "COMPANY INDEMNIFIED D&O PERSONS") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any actual or alleged action or omission in his or her capacity as a director, officer, employee, or agent of the Company occurring prior to the Effective Time (including without limitation actions or omissions relating to this Agreement and/or the Merger) for a period of six years after the date hereof. The right to indemnification hereunder will include the right to advancement of expenses as incurred in connection with any indemnifiable claim, in advance of any resolution thereof, subject to repayment if it ultimately is finally determined by a court of competent jurisdiction that the person who received such advances was not entitled to indemnification. In the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims.

         (c) Parent shall purchase a directors' and officers' insurance "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers the Company Indemnified D&O Persons, (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those currently applicable to the Company Indemnified D&O Persons, (iv) has a total cost not in excess of $100,000 and (v) has a coverage effective date not later than the Closing Date.

      5.15 DISCLOSURE SUPPLEMENTS.

         (a) From time to time before the Closing Date the Company shall supplement the Disclosure Schedules (and the information and materials provided to Parent's legal counsel) to disclose any matter hereafter arising that, if existing or occurring at or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule (or required to be provided to Parent's legal counsel), or that is necessary to correct any information in the Disclosure Schedule (or required to be provided to Parent's legal counsel) that is or has become inaccurate. For avoidance of doubt, the Company shall only supplement the Disclosure Schedules to reflect matters arising after the date of this Agreement.

         (b) If the matter or matters, if any, included in any such disclosure supplement, individually or in the aggregate would cause a failure of the condition set forth in SECTION 6.2(a) and the Merger closes, then notwithstanding anything to the contrary in this Agreement, Parent and Sub shall not be entitled to indemnification from the Stockholders in respect of such matter or matters included in such disclosure supplement.

         (c) If the matter or matters, if any, included in any such disclosure supplement, would not individually or in the aggregate cause a failure of the condition set forth in SECTION 6.2(a), the Company may, in it sole discretion deliver to Parent written authorization to terminate this Agreement by written notice to the Company delivered within five (5) Business Days following the delivery of such authorization to Parent in the same manner and with the same force and effect as if the matter or matters so disclosed had caused a failure of the condition in SECTION 6.2(a).

         (d) If, following a disclosure supplement pursuant to SECTION 5.15(c)the Company authorizes Parent to terminate this Agreement pursuant to
SECTION 5.15(c) and Parent does not so terminate this Agreement and the Merger closes, then notwithstanding anything to the contrary in this Agreement, Parent and Sub shall not be entitled to indemnification from the Stockholders in respect of such matter or matters included in such disclosure supplement.

         (e) If, following a disclosure supplement pursuant to SECTION 5.15(c), the Company does not authorize Parent to terminate this Agreement pursuant to
SECTION 5.15(c) and the Merger closes, such disclosure supplement shall not affect the rights of Parent and Sub to indemnification for the matter or matters included in such disclosure supplement.

      5.16 NON-DISPARAGEMENT. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, Parent and the Company will not (except in the course of any Parent/Company Litigation, to which this SECTION 5.16 shall not apply), and will cause their respective affiliates, officers, directors, employees and representatives not to, disparage, deprecate, or make any negative comment with respect to the business, operations, properties, assets, technologies, products or services of the other party.

      5.17 STOCKHOLDER ARRANGEMENTS. The Company shall take any and all actions necessary to terminate, without cost or obligation to the Company, (a) the Amended and Restated Investor Rights Agreement, dated as of September 30, 2002, by and among the Company and the parties named therein, as amended, (b) the Amended and Restated Voting Rights Agreement, dated as of September 30, 2002, by and among the Company and the parties named therein, as amended, (c) the Amended and Restated Registration Rights Agreement, dated as of September 30, 2002, by and among the Company and the parties named therein, as amended, (d) the Second Amended and Restated Stockholders Agreement, dated as of September 30, 2002, by and among the Company and the parties named therein, as amended, and (e) any other agreements among the Company and its stockholders (collectively, the "STOCKHOLDER ARRANGEMENTS"). The agreements to terminate the Stockholder Arrangements will be in forms reasonably acceptable to Parent and will provide that following the Effective Time, neither the Surviving Corporation nor Parent will have any obligations or liabilities under the Stockholder Arrangements.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

      6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of the Company, on the one hand, and Parent and Sub on the other hand, to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

         (a) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

         (c) STOCKHOLDER APPROVAL. Stockholders constituting the Sufficient Stockholder Vote shall have approved this Agreement, and the transactions contemplated hereby, including the Merger and the appointment of the Stockholder Representative.

         (d) REGISTRATION STATEMENT EFFECTIVE. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

         (e) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any comparable notification statutes of foreign jurisdictions where the parties have made such notification shall have been terminated or shall have expired.

         (f) NASDAQ LISTING. The shares of Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

      6.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub:

         (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of the Company in this Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct has not had or is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood and agreed that, for the purposes of determining whether this condition has been satisfied with respect to the representation and warranty set forth in SECTION 2.14(k), Company Material Adverse Effect shall be deemed to include any material restraint or restriction on Parent's ability to conduct its business or other adverse effect on Parent), and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

         (b) GOVERNMENTAL APPROVAL. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign Governmental Entity, instrumentality, agency, or commission (if any) deemed appropriate or necessary by Parent shall have been timely obtained.

         (c) NO MATERIAL ADVERSE EFFECT. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect since the date of this Agreement.

         (d) CERTIFICATE OF THE COMPANY. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on the Company's behalf, to the effect that, as of the Closing the conditions set forth in SECTION 6.2(a) have been satisfied in full.

         (e) CERTIFICATE OF SECRETARY OF COMPANY. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.

         (f) THIRD PARTY CONSENTS. The Company shall have obtained the Material Third Party Consents and shall have delivered copies thereof to Parent.

         (g) STOCKHOLDER ARRANGEMENTS. The Company shall have terminated the Stockholder Arrangements in accordance with SECTION 5.17 and shall have delivered to Parent evidence of such termination in forms reasonably acceptable to Parent.

      6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company and each of the Stockholders to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

         (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Parent and Sub in this Agreement (disregarding for this purpose all exceptions in those representations and warranties relating to materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct has not had or is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

         (b) PARENT MATERIAL ADVERSE EFFECT. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Parent Material Adverse Effect since the date of this Agreement.

         (c) CERTIFICATE OF PARENT. Company shall have received a certificate, validly executed on behalf of Parent by an authorized officer for and on its behalf to the effect that, as of the Closing the conditions set forth in SECTION 6.3(a) have been satisfied in full.

                                  ARTICLE VII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Parent, Sub and the Company contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of twelve (12) months following the Closing Date (the expiration of such twelve (12) month period, the "Survival Date"; provided, however, that if, at any time prior to the close of business on the twelve (12) month anniversary of the Closing Date, a Parent Officer's Certificate (as defined in Section 7.5(b) ) or a Stockholder Representative's Certificate (as defined in Section 7.5(c)) is delivered alleging Losses (as defined in Section 7.2) and a claim for recovery under this Article VII, then the claim asserted in such notice shall survive the twelve (12) month anniversary of the Closing Date until such claim is fully and finally resolved.

      7.2 STOCKHOLDER OBLIGATIONS FOR INDEMNIFICATION. Subject the limitations set forth in this Agreement, if the Merger is consummated, each of the Stockholders, severally agrees to indemnify and hold Parent and its officers, directors, and affiliates, including the Surviving Corporation (the "PARENT INDEMNIFIED PARTIES"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense and diminution in value (other than any diminution in value to the extent caused by any business interruption, loss of future revenue, cash flows or profits), but excluding any punitive or special damages, and excluding any damages caused by business interruption or loss of future revenue, cash flows or profits or loss of business reputation or opportunity (hereinafter individually a "LOSS" and collectively "LOSSES") incurred or sustained by the Parent Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of
(i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement; provided, however, that for purposes of determining the amount of any Loss or Losses incurred or sustained as a result of any breach or inaccuracy of any representation or warranty of the Company, all exceptions in such representation or warranty relating to materiality, Company Material Adverse Effect or any similar standard or qualification shall be disregarded, (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement, (iii) the amount of any Excess Third Party Expenses, or (iv) the amount of any Dissenting Share Payments; but in the case of indemnification by the Stockholders, in the case of each of them only for his or its Pro Rata Portion of such Losses. The Stockholders shall not have any right of contribution from the Surviving Corporation or Parent with respect to any Loss claimed by a Parent Indemnified Party

      7.3 PARENT OBLIGATIONS FOR INDEMNIFICATION. Subject the limitations set forth in this Agreement, if the Merger is consummated, Parent agrees to indemnify and hold the Stockholders (the "STOCKHOLDER INDEMNIFIED PARTIES") harmless against any Loss or Losses incurred or sustained by the Stockholder Indemnified Parties, or any of them, directly or indirectly as a result of: (i) any breach or inaccuracy of a representation or warranty of Parent or Sub contained in this Agreement or in any certificate or other instruments delivered by or on behalf of Parent or Sub pursuant to this Agreement; provided, however, that for purposes of determining the amount of any Loss or Losses incurred or sustained as a result of any breach or inaccuracy of any representation or warranty of Parent or Sub, all exceptions in such representation or warranty relating to materiality, Parent Material Adverse Effect or any similar standard or qualification shall be disregarded or (ii) any failure by Parent or Sub to perform or comply with any covenant applicable to either of them contained in this Agreement,

      7.4 ESCROW ARRANGEMENTS.

         (a) ESCROW FUND. Promptly after the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount out of the aggregate Cash Consideration otherwise deliverable to the Stockholders pursuant to SECTION 1.7 hereof and shall confirm such deposit with the Escrow

Agent. Such deposit of the Escrow Amount shall constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein. The Escrow Fund shall be security for the indemnity obligations provided for in SECTION 7.2 hereof. The Escrow Fund shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this ARTICLE VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Interests in the Escrow Fund shall be non-transferable.

         (b) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW PERIODS. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., New York time on the day following the Survival Date (the "ESCROW PERIOD"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent and the Stockholder Representative prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date. As soon as all such claims have been resolved in accordance with SECTION 7.5, the Escrow Agent shall cause transfer of the remaining portion of the Escrow Fund not required to satisfy such claims to the Stockholders. Deliveries of amounts out of the Escrow Fund to the Stockholders pursuant to this SECTION 7.4(b) shall be made in proportion to their respective Pro Rata Portions of the remaining Escrow Fund. With Respect to Escrow payments that are payable to Stockholders designated as "Optionholders" on Exhibit E, the Escrow Agent shall remit to the Surviving Corporation the aggregate amount allocable to such Stockholders. As soon as practicable after the Surviving Corporation's receipt of any such remittance, Parent shall cause the Surviving Corporation to pay the respective amount to each such designated Stockholder, less any required federal, state, local and foreign Tax withholding amounts, which Parent shall cause to be paid to the applicable taxing authorities and which shall be treated for all other purposes under this Agreement as distributed in respect of the respective shares of Company Capital Stock.

         (c) PROTECTION OF ESCROW FUND.

            (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and shall hold and dispose of the Escrow Fund only in accordance with the terms of this SECTION 7.4(c).

            (ii) The parties hereto agree to provide the Escrow Agent and the Exchange and Paying Agent with a certified tax identification number by signing and returning a Form W-9 (or appropriate Form W-8 in case of non-U.S. persons) to the Escrow Agent and the Exchange and Paying Agent, upon the execution and delivery of this Agreement. The parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent

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and the Exchange and Paying Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of the proceeds payable hereunder.

      7.5 INDEMNIFICATION CLAIMS.

         (a) BASKET. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this SECTION 7.5(a), a Parent Indemnified Party may not recover any Losses under SECTION 7.2 until the aggregate amount of all indemnifiable Losses under all claims of all Parent Indemnified Parties shall be in excess of $3,000,000 (the "BASKET"), at which time, subject to the other limitations set forth in this Agreement, all Losses incurred in excess of $500,000 (the "DEDUCTIBLE") (including the $2,500,000 difference between the Deductible and the Basket) shall be subject to indemnification hereunder. Notwithstanding the foregoing, subject to the other limitations set forth in this Agreement, a Parent Indemnified Party shall be entitled to recover for, and neither the Deductible nor the Basket shall not apply as a threshold to, any and all claims or payments made with respect to all Losses incurred pursuant to clauses (ii), (iii), and (iv) of SECTION 7.2 hereof.

         (b) PARENT INDEMNIFIED PARTIES' CLAIMS FOR INDEMNIFICATION. In order to seek indemnification under SECTION 7.2, Parent shall deliver a Parent Officer's Certificate to the Stockholder Representative and the Escrow Agent at any time on or before the last day of the Escrow Period. Unless the Stockholder Representative shall have delivered a Stockholder Objection Notice pursuant to
SECTION 7.5(d) hereof, the Escrow Agent shall promptly, and in no event later than the thirtieth (30th) day after its receipt of the Officer's Certificate, deliver to the Parent Indemnified Party from the Escrow Fund an amount equal to the Loss set forth in such Officer's Certificate. Any payment from the Escrow Fund to Parent Indemnified Parties shall be deemed to have been made pro rata amongst the Stockholders based on the aggregate amounts deposited into the Escrow Fund on each such Stockholder's behalf. For the purposes hereof, "PARENT OFFICER'S CERTIFICATE" shall mean a certificate signed by any officer of Parent:
(1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

         (c) STOCKHOLDER INDEMNIFIED PARTIES' CLAIMS FOR INDEMNIFICATION. In order to seek indemnification under SECTION 7.3, the Stockholder Representative shall deliver a Stockholder Representative Certificate to Parent at any time on or before the last day of the Escrow Period. Unless Parent shall have delivered a Parent Objection Notice pursuant to SECTION 7.5(e) hereof, Parent shall promptly, and in no event later than the thirtieth (30th) day after its receipt of the Stockholder Representative Certificate, deliver in accordance with the written instructions of the Stockholder Representative, which instructions shall be conclusively binding upon the Stockholder

Indemnified Part(y)(ies) and may be relied upon by Parent, for distribution to the Stockholder Indemnified Part(y)(ies) an amount equal to the Loss set forth in such Stockholder Representative's Certificate. Any such payment shall be made either by wire transfer or check, as the Stockholder Representative may direct in its written instructions to Parent. For the purposes hereof, "STOCKHOLDER REPRESENTATIVE'S CERTIFICATE" shall mean a certificate signed by the Stockholder
Representative: (1) stating that a Stockholder Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

         (d) OBJECTIONS TO PARENT INDEMNIFIED PARTIES' CLAIMS FOR INDEMNIFICATION. No such payment shall be made under SECTION 7.5(b) if the Stockholder Representative shall object in a written statement to the claim made in the Parent Officer's Certificate (a "STOCKHOLDER OBJECTION NOTICE"), and such Stockholder Objection Notice shall have been delivered to Parent and the Escrow Agent prior to the expiration of the thirtieth (30th) day after its receipt of the Parent Officer's Certificate. If the Stockholder Representative does not to object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Parent Officer's Certificate, and payment in respect of such Losses shall thereafter be made in accordance with this SECTION 7.5.

         (e) OBJECTIONS TO STOCKHOLDER INDEMNIFIED PARTIES' CLAIMS FOR INDEMNIFICATION. No such payment shall be made under SECTION 7.5(c) if Parent shall object in a written statement to the claim made in the Stockholder Representative's Certificate (a "PARENT OBJECTION NOTICE"), and such Parent Objection Notice shall have been delivered to the Stockholder Representative prior to the expiration of the thirtieth (30th) day after its receipt of the Stockholder Representative's Certificate. If Parent does not to object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by Parent that the Stockholder Indemnified Part(y)(ies) is/are entitled to the full amount of the claim for Losses set forth in such Stockholder Representative's Certificate, and payment in respect of such Losses shall thereafter be made in accordance with this SECTION 7.5.

         (f) RESOLUTION OF CONFLICTS.

            (i) In case the Stockholder Representative delivers a Stockholder Objection Notice in accordance with SECTION 7.5(d) or Parent delivers a Parent Objection Notice in accordance with SECTION 7.5(e), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a Parent Objection Notice, furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

            (ii) If, after thirty (30) days after delivery of a Stockholder Objection Notice or a Parent Objection Notice, as the case may be, no such agreement can be reached after good faith negotiation, either Parent, on the one hand, or the Stockholder Representative on the other hand, may seek any remedy available to it in law or equity, subject to the terms of this Agreement, including SECTION 9.8 hereof.

         (g) THIRD-PARTY CLAIMS.

            (i) In the event Parent or the Stockholder Representative becomes aware of a third party claim (a "THIRD PARTY Claim") which the party becoming aware of such Third Party Claim reasonably believes may result in a demand for indemnification pursuant to this ARTICLE VII, such party shall notify the other party of such claim, and in the case of a Third Party Claim of which Parent becomes aware, Parent shall also notify the Escrow Agent.

            (ii) If the Third Party Claim may result in a claim against the Escrow Fund, the Stockholder Representative on behalf of the Stockholders, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object to the amount of any Third Party Claim by Parent.

            (iii) If the Third Party Claim may result in an obligation of Parent to indemnify the Stockholder Indemnified Parties, Parent shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Stockholder Representative shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of Parent, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter.

            (iv) Notwithstanding anything to the contrary in this SECTION 7.5(g), if a Third Party Claim is not reasonably likely to result in Losses in an aggregate amount greater than one hundred fifty percent (150%) the maximum obligation remaining pursuant to this Agreement of either Parent to indemnify the Stockholder Indemnified Parties on the one hand (in the case of indemnification sought from Parent) or the Stockholders to indemnify the Parent Indemnified Parties on the other hand (in the case of indemnification sought from the Stockholders), then the party from whom indemnification is being sought pursuant to this SECTION 7.5 shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that without the prior written consent of the indemnified party, the indemnifying party shall not agree to any settlement of any such Third Party Claim that does not include a full and unconditional release of the indemnified party.

         (h) ESCROW AGENT'S DUTIES.

            (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement that are signed by an officer of Parent and the Stockholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Escrow Agent, will not result in additional obligations or liabilities to the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent's duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

            (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

            (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

            (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

            (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

            (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the "AGENT INTERPLEADER EXPENSES") and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders' respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Stockholder's Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Loss) from such Stockholder's Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

            (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the "AGENT INDEMNIFICATION EXPENSES") as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders' Pro Rata Portions directly from the Escrow Fund; provided, however, that in the event the Stockholders' portion of the Agent Indemnification Expenses cannot be satisfied from the Escrow Fund in full, the parties agree that Parent shall pay the shortfall of such Stockholders' portion of the Agent Indemnification Expenses, and shall be entitled to recover such amount from each Stockholder equal to such Stockholder's Pro Rata Portion of such amount without regard to any caps or other limits herein.

            (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

            (ix) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, or in carrying out any sale of the Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

            (x) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.

            (xi) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

         (i) FEES. All fees (including attorney's fees) of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent previously delivered to Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

         (j) SUCCESSOR ESCROW AGENTS. Any corporation or other entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

         (k) INVESTMENT OF ESCROW FUND.

            (i) If the Escrow Agent shall have received specific written investment instruction from Parent and Company (which shall include instruction as to term to maturity, if applicable), on a timely basis, the Escrow Agent shall invest the Escrow Fund in Eligible Investments, pursuant to and as directed in such instruction.

            (ii) "ELIGIBLE INVESTMENTS" shall mean (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) obligations (including certificates of deposit and banker's acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000; (iii) repurchase obligations for underlying securities of the type described in clause (i); (iv) investment in the Escrow Agent's "Insured Money Market Account" ("IMMA"). If otherwise qualified, obligations of the Escrow Agent or any of its affiliates shall qualify as Eligible Investments. Notwithstanding the foregoing, Eligible Investments shall be limited to those instruments readily obtainable and routinely offered by the Escrow Agent's Corporate Trust Services.

            (iii) Escrow Agent Not Responsible For Investment Decisions. Absent its timely receipt of such specific written investment instruction from Parent and Company, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Fund; provided, however, that in the event the Escrow Agent shall not have received such written investment instruction, the Escrow Agent shall be authorized to invest any of the Escrow Fund in the Escrow Agent's IMMA until such investment instruction is received. All earnings received from the investment of the Escrow Fund shall be credited to, and shall become a part of, the Escrow Fund (and any losses on such investments shall be debited to the Escrow Account). The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

            (iv) Transaction Confirmations. The parties hereto acknowledge that, to the extent regulations of the Comptroller of the Currency, or other applicable regulatory entity, grant the parties the right to receive individual confirmations of security transactions at no additional cost, as they occur, the parties specifically waive receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish the parties hereto with periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent hereunder.

            (v) Tax Reporting. The Interested Parties agree that, for tax reporting purposes, Parent shall be treated as the owner of the Escrow Fund, in accordance with former

Proposed Treasury Regulations Section 1.468B-8 for federal and state tax purposes while it is held by the Escrow Agent, and until such time, if ever, as it is determined that the funds are payable to Company, the Escrow Agent will report the interest or other income (the "ESCROW INCOME") as earned by Parent; and the Escrow Agent shall, for each calendar year (or portion thereof) for which the Escrow Fund is so held will so report the interest earned on the Escrow Fund on Internal Revenue Service Form 1099 and corresponding state income tax forms in accordance with applicable law and regulations.

      7.6 STOCKHOLDER REPRESENTATIVE.

         (a) By virtue of the approval of the Merger and this Agreement by the Sufficient Stockholder Vote, each of the Stockholders shall be deemed to have agreed to appoint Stata Venture Partners, LLC as its agent and attorney-in-fact (such appointment being coupled with an interest and irrevocable), as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to or refrain from objecting to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement, the Escrow Agreement, or the transactions contemplated hereby or thereby, to withhold and expend the Stockholder Representative Fund, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or
(ii) specifically mandated by the terms of this Agreement or the Escrow Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.

         (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative except to the extent of the Stockholder Representative's own bad faith. The Stockholders shall jointly and severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel, accountants, and/or other advisers retained by the Stockholder Representative ("STOCKHOLDER REPRESENTATIVE EXPENSES") and without limiting his rights to such indemnification, or the assets of the Stockholders to which recourse may be had in respect of such indemnification, the Stockholder Representative shall be entitled to reimbursement of all Stockholder Representative Expenses from the Escrow Fund, if, when, and to the extent otherwise deliverable to the Stockholders. The Stockholder Representative, in its capacity as the Stockholder Representative, shall have no liability for any claims for indemnification, compensation, or reimbursement under this Agreement or the Escrow Agreement. A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders.

      7.7 LIMITATIONS ON LIABILITY. Notwithstanding any other provision of this Agreement to the contrary:

         (a) Except as set forth in SECTION 7.7(c) and SECTION 7.7(c) hereof, the maximum amount a Parent Indemnified Party may recover from a Stockholder individually pursuant to the indemnity set forth in SECTION 7.2 hereof for Losses shall be limited to the amounts held in the Escrow Fund with respect to such Stockholder.

         (b) Except as set forth in SECTION 7.7(c) and SECTION 7.7(c) hereof, the maximum amount, in the aggregate, the Stockholder Indemnified Parties may recover from Parent and Sub pursuant to the indemnity set forth in SECTION 7.2 hereof shall be limited to an amount equal to $30 million; provided, however, that the limitations set forth in this SECTION 7.7(b) shall not apply to any failure by Parent or Sub to perform or comply with the covenants set forth in
SECTION 5.14 or the obligation of Parent to deliver the Merger Consideration.

         (c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any person for indemnification hereunder in respect of Losses arising out of any actual fraud on the part of such person, but the loss of such limitations of liability shall apply only to the party who committed actual fraud and not to any other person.

         (d) Subject to SECTION 7.7(c) hereof, the provisions of this ARTICLE VII and of SECTION 9.7 hereof are the sole and exclusive basis for the assertion of claims against, or the imposition of liability on, the Stockholders in connection with this Agreement, any other agreement or instrument executed or delivered pursuant to or in connection with this Agreement, or the Merger or other transactions contemplated hereby or thereby, whether based on contract, tort, statute, regulation, or otherwise. The Parent Indemnified Parties irrevocably waive and relinquish, and agree not to assert or pursue, any claim not based on the provisions of this ARTICLE VII or SECTION 9.7.

      7.8 ADJUSTMENTS TO MERGER CONSIDERATION. All indemnification payments made pursuant to this Agreement will be and be treated by all persons for all purposes as adjustments to the Merger Consideration.

      7.9 NO INDEMNIFICATION WITHOUT CLOSING. In the event the Merger does not close: (i) nothing herein shall limit the liability of either party for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any Related Agreement, (ii) the provisions of this ARTICLE VII other than this SECTION 7.9 shall not apply and shall be of no further force or effect and (iii) the parties shall be entitled to seek any remedy available to such party in law or at equity for any such breach or inaccuracy.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      8.1 TERMINATION. Except as provided in SECTION 8.1 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

         (a) by unanimous agreement of the Company and Parent;

         (b) by Parent or the Company if the Closing Date shall not have occurred by the date that is six months from the date of this Agreement;

         (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

         (d) by Parent if there shall be any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, that would prohibit Parent's ownership or operation of the business of the Company;

         (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Stockholders contained in this Agreement such that the conditions set forth in SECTION 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the Stockholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

         (f) by the Company if none of the Company or the Stockholders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in SECTION 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

      8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in SECTION 8.1 hereof, this Agreement shall forthwith cease to be effective and there shall be no liability or obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of SECTIONS 5.3, 5.4 and 5.5 hereof, ARTICLE VII and ARTICLE IX and hereof and this SECTION 8.2 shall remain in full force and effect and survive any termination of this Agreement.

      8.3 REIMBURSEMENT OF COMPANY EXPENSES. In the event this Agreement is terminated pursuant to SECTION 8.1 hereof and the Company has not committed any actual fraud in connection with this Agreement or the transactions contemplated hereby or intentionally breached any of its covenants set forth in this Agreement and the Related Agreements, Parent, shall promptly reimburse the Company for up to $1,000,000 of documented out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

      8.4 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this SECTION 8.4, the Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

      8.5 EXTENSION; WAIVER. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, each in its sole discretion, may, to the extent legally allowed, but shall not be required to, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this SECTION 8.5, the Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission, and followed up with a confirming copy by another of the foregoing methods) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices will not be deemed given until received:

         (a) if to Parent or Sub, to:

                 Nuance Communications, Inc.
                 1 Wayside Road
                 Burlington, MA 01803
                 Attention: Senior Vice President Corporate Development Facsimile No.: (781) 565-5001

                 with a copy (which will not constitute notice) to:

                 Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                 Palo Alto, CA 94304
                 Attention: Robert Sanchez, Esq.
                 Facsimile No.: (650) 493-6811

                 and to:

                 Wilson Sonsini Goodrich & Rosati
                 1700 K Street, NW, 5th Floor
                 Washington, DC 20006
                 Attention: Robert Sanchez, Esq.
                 Facsimile No.: (202) 993-8899

         (b) if to the Company, to:

                 Voice Signal Technologies, Inc.
                 150 Presidential Way, Suite 310
                 Woburn, MA 01801
                 Attention: Damon Pender
                 Vice President of Finance
                 Facsimile: (781) 970-5300

                 with a copy (which will not constitute notice) sent at the same time and by the same means to:

                 Bingham McCutchen LLP
                 150 Federal Street
                 Boston, MA  02110
                 Attention: Brian Keeler, Esq.
                 Facsimile No.: (617) 951-8736

         (c) if to the Stockholder Representative, to:

                 Stata Venture Partners, LLC
                 197 First Avenue
                 Needham, MA  02494

                 Facsimile No.: (508) 785-2318
                 Attention:  Lee Barbieri, Managing Partner

                 with a copy (which will not constitute notice) sent at the same time and by the same means to:

                 Bingham McCutchen LLP
                 150 Federal Street
                 Boston, MA  02110
                 Attention:  Brian Keeler, Esq.
                 Facsimile No.: (617) 951-8736

         (d) if to the Escrow Agent, to:

                 U.S. Bank National Association
                 Corporate Trust Services
                 225 Asylum Street, 23rd Floor
                 Hartford, CT 06103

                 Attention: Arthur Blakeslee
                 Facsimile No.: (860) 241-6881

      9.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      9.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Related Agreements and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain Letter Agreement by and among the Parent and the Company dated as of April 4, 2007, (ii) are not intended to confer upon any other person any rights or remedies hereunder, except that the Stockholders are intended third party beneficiaries of this Agreement, entitled, only if the Merger closes, to enforce this Agreement, the holders of Company Unvested Options are intended third party beneficiaries of Section 1.7, entitled, only if the Merger closes to enforce their rights under such Section 1.7, and the persons entitled to indemnification and insurance pursuant to SECTION 5.14 are intended beneficiaries of that section, entitled, only if the Merger closes, to enforce their rights under such SECTION 5.14, (iii) shall not be assigned by operation of law (except pursuant to the laws of descent and distribution) or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains jointly and severally liable together with the assignee/delegee for all of Parent's obligations hereunder.

      9.5 OUTSIDE INFORMATION. In entering into this Agreement, each of the parties is relying only on the representations, warranties, covenants, and other provisions expressly set forth in this Agreement, and not on any other representations, warranties, agreements, covenants, promises, projections (financial or otherwise), statements, or information not set forth of this Agreement ("OUTSIDE INFORMATION"), including without limitation any Outside Information obtained in the course of "due diligence" or from any investigation, presentation, "data room," memorandum, negotiation, or discussion or otherwise; and no claim may be asserted, nor shall any party have any rights or obligations, in respect of any Outside Information.

      9.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      9.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Each of the remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy herein expressly conferred upon such party and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, subject to any limitations imposed pursuant to the terms of this Agreement.

      9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Massachusetts, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Suffolk County, Commonwealth of Massachusetts, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the Commonwealth of Massachusetts for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

      9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      9.10 ROLE OF BINGHAM MCCUTCHEN LLP. Each of the parties hereby (i) acknowledges that attorneys with the firm of Bingham McCutchen LLP have acted as legal counsel for the Stockholders in connection with this Agreement and the transactions contemplated hereby; and (ii) further acknowledges and agrees that Bingham McCutchen LLP and its attorneys may continue to provide legal counsel and representation to the Stockholders Representative, the Stockholders, or any of them, after the Closing, including in connection with claims for indemnification and any related litigation or other proceedings and any other matters arising under or in connection with this Agreement and the transactions contemplated hereby, (regardless of whether the Company or the Surviving Corporation is an adverse party); and (iii) hereby irrevocably waives, relinquishes, and agrees not to assert any rights to object to or to prevent Bingham McCutchen LLP or its attorneys from representing the Stockholders' Representative, the Stockholders, or any of them, after the Closing.

      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

                  [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

                                  NUANCE COMMUNICATIONS, INC.

                                  By:  /s/ Paul A. Ricci
                                       ----------------------------------------
                                  Name: Paul A. Ricci
                                  Title: Chairman and Chief Executive Officer

                                  VOICE SIGNAL TECHNOLOGIES, INC.

                                  By:  /s/ Richard J. Geruson
                                       ----------------------------------------
                                  Name: Richard J. Geruson
                                  Title: Chief Executive Officer

                                  VICKSBURG acquisition CORPORATION

                                  By: /s/ Paul Ricci
                                      -----------------------------------------
                                  Name: Paul Ricci
                                  Title: Chairman and Chief Executive Officer

                                  STOCKHOLDER REPRESENTATIVE

                                  STATA VENTURE PARTNERS, LLC

                                  By:  Stata Venture Manager, Inc., its Manager

                                  By: /s/ Leonard G. Barbieri
                                      ---------------------------------
                                  Name: Leonard G. Barbieri
                                  Title: President

                                  U.S. BANK NATIONAL
                                  ASSOCIATION, AS ESCROW AGENT,

                                  By: /s/ Arthur L. Blakeslee
                                      -----------------------------------------
                                  Name: Arthur L. Blakeslee
                                  Title: Vice President